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WELCOME TO VALUE YAHOO

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This website may contain forward-looking statements. These statements may be identified by the use of forward-looking terminology such as the words “expects,” “intends,” “believes,” “anticipates” and other terms with similar meaning indicating possible future events or actions relating to the business or shareholders of Yahoo! Inc. (the “Company”). These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the ability to successfully solicit sufficient proxies to elect the director nominees (the “Nominees”) nominated by Third Point Offshore Master Fund L.P., Third Point Ultra Master Fund L.P., Third Point Partners L.P. and Third Point Partners Qualified L.P. to the Company’s board of directors at the Company’s 2012 Annual Meeting of Shareholders (the “2012 Annual Meeting”), the ability of the Nominees to work with the other members of the Company’s board of directors to improve the corporate governance and performance of the Company and risk factors associated with the business of the Company, as described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and in other periodic reports of the Company, which are available at no charge at the website of the Securities and Exchange Commission (“SEC”) at http://www.sec.gov. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results.

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http://valueyahoo.com/challenges

Yahoo!’s Challenges

What Has Gone Wrong at Yahoo!?

We believe substantial shareholder value has been destroyed due to poor leadership decisions and failed Board oversight. The enormity of the value destruction, as shown below, has occurred during a period of tumult, with five different CEOs at the helm in five years. The Boards that have presided during this period have failed at their most basic mission: to install successful leaders and create a culture of best practices of corporate governance to oversee their initiatives.

(Source: “Yahoo names PayPal exec Scott Thompson as CEO”; by Scott Martin, USA Today1)

The result of these failures is that, “Yahoo! is one of the Web’s most popular sites. But its popularity is not translating into growth in ad dollars.”3

With over 700 million monthly users worldwide and 177 million domestically2, Yahoo! remains a top tier web property with incredible reach and substantial audience engagement. These achievements represent the efforts of over 14,000 employees who have persevered despite the Boards’ missteps and Management’s continually changing strategic direction.

(Source: “Once a Leader, Yahoo Now Struggles to Find its Way”; by Clair Cain Miller and Verne G. Kopytoff, The New York Times3)

Over the past 5 years, Yahoo! has grown its reach and audience despite:

•	5 CEO’s in 5 years—Semel, Yang, Bartz, Morse and Thompson[4]

•	A failed sale to Microsoft for $31-33 per share in 2008[5]

•	An underperforming search agreement with Microsoft[6]

•	A drop from #1 to #3 in net U.S. display ad revenue[7]

•	A drop from #2 to #3 in U.S. search[8]

•	Significant share underperformance versus Internet peers and the market[9]

•	Consistent guidance below Wall Street estimates for 13 of the last 21 quarters, evidencing a failure to establish and execute operational goals[10]

•	The loss of shareholder value resulting from the transfer of the Alipay assets[11]

How Badly Have Yahoo!’s Shareholders Been Hurt?

Yahoo!’s deteriorating share price and market capitalization over the past four years have been mitigated by the spectacular rise in value of Yahoo!’s 42 percent stake in Alibaba Group Holdings.

By backing out the values of stakes in Alibaba and Yahoo! Japan and the Company’s unrestricted cash, one can derive an implicit market value of “Core Yahoo!” over time. It is a jarring result—one of which the Yahoo! Legacy Board cannot be proud.

As shown below, the only asset of Yahoo! for which the Board has direct operational responsibility (Core Yahoo!) has dropped from an implicit value of nearly $30 billion in 2008 (based on the $31/share Microsoft bid) to approximately $2 billion today.

(This chart has been generated by Third Point. We have taken end of month closing prices for Yahoo!, Yahoo! Japan, and Japanese Yen from Bloomberg. Yahoo!’s share count and cash balance is taken from Yahoo!’s 10-K’s and 10-Q’s. We have used our estimate of after-tax values of the Asian stakes, based on the market value of the Yahoo! Japan stake, and for the Alibaba stake, we have grown the value linearly from Yahoo!’s initial investment until the third-party, arms-length transaction in the restricted shares of Alibaba Group completed in October 2011 and assumed no further appreciation. The implicit market value of Core Yahoo! does not represent a valuation of Core Yahoo! but rather the value that the market is giving to Core Yahoo! based on the assumption that the market uses the values for Alibaba and Yahoo! Japan referred to above.)

What Do These Failures Have to Do with Board Members?

Leadership begins at the top—the Board’s failures infect Yahoo!

Considering its missteps, the Legacy Board cannot duck responsibility. These failures each involved decisions by the Legacy Board or one of its many hand-picked CEOs.

While the Board’s composition may have changed over time, the Yahoo! Board has been a self-perpetuating institution, where the very directors who presided over these failures have been rewarded with the selection of their replacements—most recently, the Insider Slate nominated by the Legacy Board.

What Kind of Future Does the Shareholder Slate Believe It Can Help Deliver for Yahoo! Shareholders?

Yahoo! Shareholders have a voice and a choice.

Click on our “Agenda” section to learn more about how the Shareholder Slate proposes to revitalize Yahoo!. Click on our “How to Vote” section to learn more about how to support the Shareholder Slate and have your voice heard at this year’s Yahoo! Annual Shareholder Meeting.

1.	Source: http://www.usatoday.com/tech/news/story/2012-01-04/yahoo-ceo-report/52375040/1

2.	Source: (comScore, February 2012)

3.	Source: http://www.nytimes.com/2011/09/08/technology/once-a-leader-yahoo-now-struggles-to-find-its-way.html?_r=1&ref=technology

4.	Source: http://www.usatoday.com/tech/news/story/2012-01-04/yahoo-ceo-report/52375040/1

5.	Source: http://www.microsoft.com/presspass/press/2008/feb08/02-01corpnewspr.mspx

6.	Source: http://www.geekwire.com/2012/microsoft-deal-reshaping-yahoos-business/

7.	Source: eMarketer—http://www.zdnet.com/blog/facebook/display-advertising-facebook-first-but-google-gaining/9408

8.	Source: comScore, December 2011

9.	Source: Yahoo! 2011 10-K

10.	Source: Citigroup Research Report: January 22, 2012

11.	Source: http://blogs.barrons.com/techtraderdaily/2011/07/29/yahoo-mixed-reviews-for-alipay-deal/

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http://valueyahoo.com/solutions

Our Solutions: Shareholder Slate’s Agenda

As we have asserted since we began our campaign for change at Yahoo!, we believe the Board and the Company must make critical strategic capital allocation decisions to effectuate a turnaround at Yahoo!. The Legacy Board and its Insider Slate of Nominees would be materially strengthened by the Shareholder Slate’s expertise in strategic capital allocation and complex corporate restructuring. We discuss our view of the Alibaba asset specifically here. Simply put, we believe Yahoo! Shareholders have no more pressing need than inserting independent voices onto the Board who can provide leadership in strategic asset deployment and be genuinely open to all alternatives to maximize shareholder value.

While we speak extensively about our focus on strategic capital allocation throughout this site, we want to emphasize that Yahoo! is about so much more than its valuable asset portfolio. Below you will find our Agenda to revitalize “Core Yahoo,” the heart of the Company and another key area of focus for the Shareholder Slate.

Our Agenda to Increase Core Yahoo!’s Value

We believe there is tremendous opportunity to improve Yahoo!’s core business. Our goal is to work with the Company’s leadership to create and execute a comprehensive strategic and operating plan to drive growth, revitalize the user experience, and unlock Yahoo!’s intrinsic value. Following years of cosmetic change, we believe Yahoo! needs significant organizational changes to strategically allocate capital and talent toward Yahoo!’s greatest strengths and brightest opportunities. We look forward to empowering a management team who is committed to making these changes and providing accountability.

Our plan to strengthen and grow Core Yahoo! includes initiatives to:

1.	Reinforce and augment Yahoo!’s leadership positions in critical content categories (News, Sports, Finance, Movies, Entertainment, Travel, etc.), while leveraging Yahoo!’s traffic, publishing platform and personalization engine into related growth opportunities.

2.	Expand Yahoo!’s audience, traffic, and engagement in video: Bring Yahoo!’s unparalleled reach to leading video content partners, complement its “tent-pole” approach to programming and grow its portfolio of original content.

3.	Become a preferred partner: Fully exploit the revenue potential from current partnerships. Build partnerships with other leading Internet companies to increase traffic generation, align technology development and coordinate advertising sales.

4.	Strengthen Yahoo’s relationships with advertisers: Deliver advertisers a rich menu of first party audiences, events, ad formats and data that leverages Yahoo!’s reach and content leadership.

5.	Aggressively build Yahoo!’s presence in the mobile segment to extend its leadership in core web categories: Create winning smartphone and tablet app experiences that successfully exploit Yahoo!’s stellar content franchises—the Company should be as strong in mobile as it is on the web.

6.	Embed social functionality and personalization across Yahoo!’s properties: Build on leadership in email, messaging and Flickr, while unlocking Yahoo!’s deep insight into user interests.

7.	Focus Yahoo!’s investments in the highest priority areas and simplify the organization: Determine which platform investments are strategic and essential to Yahoo!’s future, then reposition investment around growth initiatives and product innovation.

8.	Re-commit to a Yahoo! open to innovation, both internally and externally: Yahoo!’s resources, reach and insight into user interests should be aggressively leveraged by internal and external developers who are passionate about delivering rewarding user experiences.

9.	Attract the best media, advertising and technology talent who can create innovative experiences and implement these initiatives. This will involve a deep commitment to fundamental change in the way Yahoo! is managed and its historical approach to innovation.

Yahoo! pioneered the portal concept as a destination for communications, entertainment, information and discovery. We believe that the Company can re-establish its relevance and leadership role. With the right strategic focus, we are convinced that Yahoo! can unlock its tremendous potential, informing, entertaining and delighting its hundreds of millions of users worldwide.

http://valueyahoo.com/challenges/valuable-asian-assets

Valuable Asian Assets

Why is the Shareholder Slate so focused on Yahoo!’s Investment in Alibaba?

Note: The facts in this section are taken directly from the articles and sources referenced below and in the “Informative Resources” section. Unless otherwise noted, the values ascribed herein represent Third Point’s analysis based on available data and are current as of March 20, 2012.

[Alibaba image]

Registered trademark of Alibaba Hong Kong Limited

Alibaba Group Holdings (“Alibaba”) is Yahoo!’s largest and most dynamic asset. Alibaba is one of the most valuable internet companies in the world, with an implied valuation of roughly $35 billion based on recent investments by some of the world’s leading private equity and venture capital firms.

Yahoo! currently owns 42 percent of Alibaba (approximately 40 percent fully diluted), Softbank (a Japanese telecommunications company and internet investor) has a 32.6 percent fully-diluted stake, and the remaining 27.4 percent is held by management, employees and other outside investors (including U.S. private equity firm Silver Lake, Russian venture capital firm Digital Sky Technologies, Chinese venture capital fund Yunfeng Capital, and Singaporean sovereign wealth fund Temasek).

In October of 2005, Yahoo! contributed $1.0 billion in cash and its China-based business (Yahoo! China) to the Alibaba.com Corporation (since renamed Alibaba Group Holdings) in exchange for a 40 percent fully-diluted stake in the company. Yahoo!’s investment in Alibaba has compounded at roughly a 50 percent annual rate and Yahoo! states that their initial $1.0 billion investment was worth over $14 billion as of January, 20121.

The Shareholder Slate believes the size of Yahoo!’s stake in Alibaba and the growth trajectory should continue to create meaningful shareholder value for Yahoo! investors. We believe a 20 percent increase in the value of Alibaba would drive almost $2.00 in value per Yahoo! share, and we see far more upside potential in this asset.

Given the enormous value of Alibaba and its significant growth potential, the importance of understanding and maximizing the value of this investment cannot be overstated. The Shareholder Slate’s experience in evaluating financial assets and negotiating complex financial transactions could help realize the true value of Yahoo!’s investment in Alibaba for the benefit of all shareholders.

1.	Source: Yahoo!’s Q4’11 Financial Highlights report from January 24, 2012.

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http://valueyahoo.com/challenges/what-does-alibaba-do

What Exactly Does Alibaba Do?

Note: The facts in this section are taken directly from the articles and sources referenced below and in the “Informative Resources” section. Unless otherwise noted, the values ascribed herein represent Third Point’s analysis based on available data and are current as of March 20, 2012.

[Alibaba image]

Source: Alibaba Group: Copyright and Trademark of Alibaba Hong Kong Limited

Alibaba Group is the premier e-commerce company in China. Led by Chief Executive Officer and Founder Jack Ma, the company has three principal assets (Alibaba.com, Taobao.com, Tmall.com/Tianmao.com) and several smaller assets (including eTao.com, Juhuasuan.com, Aliyun.com, China Yahoo!), as well as an economic interest in Alipay.com. According to iResearch and The Boston Consulting Group (BCG), Alibaba as a group (including all its properties):

[Image of Jack Ma]

Source: Wikipedia.org

•	Is the seventh-ranked website in China with 303 million monthly unique users—implying that roughly 60 percent of Chinese internet users visit Alibaba sites each month.

•	Generated over $1.4 billion in annual advertising revenue in 2011.

•	Is the second largest online ad seller in China and the fastest growing player in online advertising in China, with over 150 percent revenue growth last year.

•

BCG wrote about the “Dominance of Taobao.” In the report, BCG wrote, “Taobao.com accounted for an enormous 79 percent of [Chinese e-commerce] transaction value in 2010. The company has virtually defined the e-commerce landscape in China. By contrast, most other markets are far more fragmented. In Japan, a leading company, Rakuten, has just a 30 percent share, while in the United States, Amazon takes a share of merely 14 percent.”

The Taobao Phenomenon

Taobao—part of the Alibaba group (which also owns the popular business-to-business site Alibaba.com)—is by far the most important company to watch in China’s e-commerce landscape. More products were purchased on Taobao in 2010 than at China’s top-five brick-and-mortar retailers combined, making it the biggest retailer in China. The site boasts more than 800 million online products, of which 48,000 are sold per minute.

Though Taobao has been called the eBay of China by Western media, it differs from eBay in that it does not primarily sell used items. The overwhelming majority of products sold on Taobao are new. Many setters are either suppliers who have not found success with other retail channels or distributors setting excess inventory.

A Network Effect

Taobao benefits from high consumer “stickiness” due to its bargain pricing (online shoppers claim to be able to find items that cost 25 percent less on Taobao than through other channels), its convenience, and a number of other unique features. One is its enormous pool of merchants. Though the site was a relative latecomer to China’s consumer-to-consumer market in 2003, it successfully captured more than 60 percent market share within two years thanks to its “free” strategy—it does not charge any registration or transaction fees. From there, it took off further as a result of a network effect: its large merchant pool made for high consumer traffic, which, in turn, attracted still more merchants, generating even more consumer traffic.

Shoppers are also reassured by Taobao’s customer service. It has the largest call center in the world, as well as an innovative instant-messaging toot called Taobao wang-wang that allows online merchants to communicate with consumers in real time. On average, every shop on Taobao has an amazing two to three customer-service representatives online at any given time, totaling millions.

Finally, Taobao’s seller-credibility rating system—which allows buyers to rate and post feedback about vendors—creates a high level of trust regarding the product sold, generates word of mouth for the site, and makes the shopping experience on Taobao appealingly social and interactive.

Business Model Evolution

In an effort to diversify from its original no-fee model, Alibaba launched Taobao Mall, or Tmall, in 2009 and is now strategically shifting resources to this new platform. The site mimics an offline mall, with different product categories offered on different virtual “floors,” storewide sales, and a loyalty points program. Tmall is more discerning than the original Taobao and offers better customer service and reliability. Participating merchants must be authenticated by the site and pay both registration and transaction fees. Many branded suppliers have already set up official stores on Tmall, either directly or through distributors.

The model is proving successful. There are now about 150,000 merchants and 200,000 brands on Tmall, setting to 180 million customers. Tmall achieved a peak one-day gross of RMB 936 million in merchandise volume on November 11, 2010—half of Taobao’s total transactions. Tmall benefits from synergy with the main marketplace site. Searches on Taobao automatically return Tmall shops, and the majority of Tmall users say they know about and trust the site because of Taobao. And while consumer perceptions of Tmall are still not as favorable as those of other business-to-consumer companies in terms of delivery and fulfillment services and reliability, they are quickly catching up and are a vast improvement over perceptions of Taobao in these areas.

In another step toward impressive diversification, Alibaba restructured Taobao in June 2011 into three separate companies: Taobao Marketplace, Tmall, and eTao (a service for searching across different Chinese shopping websites). The move should enable a more sophisticated consumer experience and give each of the three companies more nimbleness for future innovations. In light of Taobao’s huge customer base and enormous volume of traffic, all of these moves represent the potential for robust monetization.

Source: The Boston Consulting Group

http://valueyahoo.com/challenges/the-alibaba-group-properties

The Alibaba Group Properties

Note: The facts in this section are taken directly from the articles and sources listed in the “Informative Resources” section. Unless otherwise noted, the values ascribed herein represent Third Point’s analysis based on available data and are current as of March 20, 2012.

Alibaba.com was founded in 1999 as a business-to-business (B2B) e-commerce portal and is currently valued at $7.5 billion. Alibaba.com has over 76 million registered users globally (including http://www.aliexpress.com the company’s English language site). iResearch estimates that Alibaba.com has 48.9 percent of the Chinese B2B e-commerce market which it expects to be $2.7 billion in 2012, growing at a 30 percent five-year CAGR.

Taobao.com was founded in 2005 as a consumer-to-consumer (C2C) e-commerce company that allowed individuals to hold online auctions for items (much like eBay in the U.S., although unlike eBay Taobao traffics mostly in new merchandise). Taobao has over 370 million users making it China’s largest online shopping destination and one of the world’s 20 most visited sites (according to Alexa and DoubleClick Ad Planner by Google site rankings). iResearch reports that Taobao gained over four points of share in 2011 and now has slightly over 90 percent share of the Chinese C2C e-commerce market—a market with over $94 billion in transaction value in 2011.

[Taobao image]

Copyright Taobao.com

Tmall.com (recently rebranded as Tianmao.com) launched in 2008 as a business-to-consumer (B2C) e-commerce site. In June of 2011, it was established as a separate business unit. Rather than actually buying and selling goods, Tmall provides a platform for vendors to reach consumers (like Amazon’s marketplace or eBay stores). The unit has both product verticals and single-brand virtual storefronts. L’Oreal, Adidas, Ray Ban and Levi’s all have flagship retail storefronts on Tmall. Alexa ranks Tmall as the most visited B2C online retail site in China and, according to iReseach, Tmall had 2.5 times the unique users of the second ranked B2C site and over 53 percent share of the $28 billion B2C ecommerce market in 2011 (as well as almost 100 percent of the B2C platform business). Euromonitor International estimates that B2C e-commerce was less than 1 percent of total retail sales in China in 2011, well below most developed nations, and Frost and Sullivan estimate that the Chinese B2C market will grow at an 87% CAGR from 2010 through 2015.

[Taobao image]

Copyright Taobao.com

eTao.com is a shopping search engine launched in October 2010. In June of 2011, it was separated from Taobao.com and became an independent business unit. eTao monetizes traffic via ad sales and we believe is likely a key driver behind Alibaba’s rapid advertising revenue growth. iResearch recently named eTao.com the fastest growing website in China in 2011.

Juhuasuan.com is a group shopping platform launched in March 2010. It became an independent business unit in October 2011. iResearch statistics suggest that Juhuasuan leads the Chinese group buy market, with the most daily visitors, the most monthly visitors and the highest conversion rate1.

Aliyun/Alibaba Cloud Computing was established in September 2009.

China Yahoo! is one of China’s leading portals.

Alipay was launched in 2004 as an online payment system. In 2011, in response to government regulation of foreign investment in payment processing, Alipay was transferred outside of the Alibaba structure. Alibaba retains an economic interest in Alipay via a $500 million, ten-year note from Alipay backed by a portion of Jack Ma’s personal holdings in Alibaba Group stock (2.0% of Alibaba Group Holding’s fully-diluted equity) and a commitment for Alipay to pay Alibaba Group $2-$6 billion once Alipay completes an IPO. iResearch reports that Alipay has 49 percent share of the Chinese online payment market. Alipay’s payment infrastructure gives the Alibaba Group a critical advantage in facilitating commerce given China’s limited consumer credit and nascent retail banking industry.

[Alipay image]

Trademark of Alipay.com

1.	Source: http://techrice.com/2011/09/21/chinas-group-buying-market-taobao-ju-1-iresearch-july-2011/

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http://valueyahoo.com/challenges/the-chinese-ecommerce-market

What is Happening in the Chinese E-Commerce Market?

Note: The facts in this section are taken directly from the articles and sources referenced below and in the “Informative Resources” section. Unless otherwise noted, the values ascribed herein represent Third Point’s analysis based on available data and are current as of March 20, 2012.

Source: iResearch

China’s online market is incredibly attractive. China Internet Networking Information Center statistics list China as having 420 million internet users in June of 2010 (giving China 21 percent of world internet users per the OECD). Nevertheless, that number only implies 31 percent internet penetration and McKinsey & Company estimates that China will have 780 million users by 2015.

iResearch estimates that China had 140 million online shoppers in 2010 and estimates that grew to 187 million in 2011. Frost and Sullivan projects that number will grow to 363 million by 2015. In comparison, The Boston Consulting Group (BCG) points out that the U.S. has 175 million online shoppers.

There are significant structural and demographic tailwinds for e-commerce in China. While broadband penetration remains low, BCG points out that broadband is currently available to 90 percent of China’s urban population and costs on average $10 per month (vs. average urban monthly income of $830). BCG also points out that the cost of shipping a one kilogram parcel is $1 in China—roughly 1/6 of what it would cost in the U.S.

Geographically, the dispersion of China’s population favors e-commerce. BCG estimates that by 2015 there will be 365 cities in China with over 100,000 affluent consumers and no national retailers with sufficiently broad store bases to reach them (BCG points out that GOME and Suning are the largest retailers in China and had presences in only 260 cities at the end of 2009). Frost and Sullivan reports that in 2010 the combined market share of China’s top 20 retailers was 7 percent compared to 24 percent in the U.S. BCG notes that “up to a quarter of e-commerce demand in China is, in fact, for products that consumers cannot find in physical stores.”

In dollar terms, Goldman Sachs points out that the U.S. e-commerce market was 2.6 times the size of the Chinese e-commerce market in 2010, yet by 2013 the Chinese market will be the size that the U.S. market was in 2011. BCG estimates that the Chinese e-commerce market will surpass the U.S. market by 2015. A recent report by IDC and the Alibaba Group estimates that China’s online sales will reach 7 percent of total retail sales by 2015—implying a 46 percent five year CAGR.

Sanford C. Bernstein & Co. (Bernstein) sums up the Chinese e-commerce opportunity very well: “the consumer ‘brick-and-mortar retail experience’ in China is in general much poorer than in the U.S. and Western Europe. The problems Taobao solves in China (e.g., price transparency, service quality, seller reliability and reputation, and convenience) are broader and much more acute than in the West. Therefore, we expect e-commerce in China to grow faster, longer and ultimately materially larger than in the West.”

http://valueyahoo.com/challenges/what-is-alibaba-worth

So, What is Alibaba Worth?

Note: The facts in this section are taken directly from the articles and sources referenced below and in the “Informative Resources” section. Unless otherwise noted, the values ascribed herein represent Third Point’s analysis based on available data and are current as of March 20, 2012.

In May of 2011, Forbes reported that Jack Ma offered Yahoo $3.5 billion for 15 percent of Alibaba Group1 or 37.5 percent of Yahoo’s stake in Alibaba. This implied a $23.3 billion valuation for Alibaba Group. Yahoo! was reported to have rejected this offer.

In July 2011, Jack Ma used Alibaba Group Holdings stock valued at $10.00 per share to collateralize a $500 million dollar note which implied a $25 billion dollar valuation for Alibaba.4

Reuters reported that on November 1, 2011 Yunfeng, Silver Lake, DST and Temasek completed a $1.6 billion tender for slightly less than 5 percent of the shares in Alibaba2, valuing the company at more than $32 billion. The final share price of the tender was $13.50 and as Yahoo! noted in a recent investor presentation: “Using the September 2011 third-party tender offer for Alibaba Group employee-owned shares as a value guide, based on the number of shares Yahoo! owns and the offering price, we believe our investment in Alibaba Group would be valued at just over $14 billion on a pre-tax basis”3. This implies a $35 billion enterprise value for Alibaba.

In a March 2012 research report, Bernstein values Alibaba at $42 billion.

Valuing an asset with a growth trajectory as compelling and a future as exciting as Alibaba’s is challenging. The Shareholder Slate is confident that Alibaba is an extremely valuable asset whose value increases every day—much like a taxi driver with his meter running, we are being paid to wait.

1.	Source: http://www.forbes.com/sites/gadyepstein/2011/05/25/sources-yahoo-spurned-new-offer-by-jack-ma-for-part-of-alibaba-stake/

2.	Source: http://www.reuters.com/article/2011/11/03/us-alibaba-idUSTRE7A221D20111103

3.	Source Yahoo!’s Q4’11 Financial Highlights report from January 24, 2012 for more information: http://files.shareholder.com/downloads/YHOO/1377853651x0x535998/af43ca4c-95df-4c44-b04b-17fd44a273e7/Q4%2711%20Earnings%20Presentation%20Final.pdf

4.	Assuming the note is fully collateralized.

Our legal eagles will not permit us to hyperlink to sites with comments or other content that may regularly change.

http://valueyahoo.com/challenges/informative-resources

Informative Resources

The World’s Next E-Commerce Superpower: Navigating China’s Unique Online Shopping Ecosystem1 The Boston Consulting Group

November 2011

“The Dominance of Taobao—Taobao.com accounted for an enormous 79 percent of [Chinese e-commerce] transaction value in 2010. The company has virtually defined the e-commerce landscape in China. By contrast, most other markets are far more fragmented. In Japan, a leading company, Rakuten, has just a 30 percent share, while in the United States, Amazon takes a share of merely 14 percent.” (p.12)

Understanding China’s Digital Consumers2

McKinsey & Company

February 2011

Jack Ma Keynote Address (http://www.youtube.com/watch?v=ZH9-_GLqGC4)

China 2.0: Transforming Media and Commerce)

Leland Stanford Jr. Graduate School of Business

Stanford Program on Regions of Innovation and Entrepreneurship

September 30, 2011

CEMEX Auditorium

Helpful Resources

•	http://china.alibaba.com/

•	http://www.taobao.com/index_global.php

•	http://www.tmall.com/

•	http://www.etao.com/

•	http://ju.taobao.com/

•	http://www.aliyun.com/

•	http://cn.yahoo.com/

•	https://www.alipay.com/

•	http://www.aliexpress.com/

Our legal eagles will not permit us to hyperlink to sites with comments or other content that may regularly change.

1.	Source: http://www.bcg.com/documents/file91905.pdf

2.	Source: http://www.mckinseychina.com/wp-contentuploads2010/10/understand_china_digital_consumers.pdf

http://valueyahoo.com/solutions/nominees

Shareholder Slate

In mid-February 2012, Third Point announced its intention to nominate four directors—the “Shareholder Slate”—to the Board, laying out a strong case for the media, advertising, turnaround and capital allocation experience the Slate would bring to a Board lacking expertise in these critical areas.

While Yahoo! has not articulated a path forward for the company, the Shareholder Slate is prepared to discuss our Agenda for Yahoo!’s future, emphasizing growth, partnership, productivity and strategic capital allocation, while building on Yahoo!’s strengths. Third Point is not seeking control; our Shareholder Slate, if elected, will constitute a minority of the Board. What we offer is needed expertise and a shareholder voice.

We invite you to learn more about each of our four nominees below.

•	Daniel S. Loeb [Image of Mr. Loeb]

Founder and CEO of Third Point LLC View Profile »

•	Harry J. Wilson [Image of Mr. Wilson}

Chairman and CEO of MAEVA Group, LLC View Profile »

•	Michael J. Wolf [Image of Mr. Wolf]

Founder and CEO of ACTIVATE View Profile »

•	Jeff A. Zucker [Image of Mr. Zucker]

Executive Producer of “Katie” View Profile »

http://valueyahoo.com/nominees/daniel-s-loeb

Daniel S. Loeb [Image of Mr. Loeb]

Founder and CEO of Third Point LLC

Biography

Daniel S. Loeb is the Chief Executive Officer and Founder of Third Point LLC, an event-driven hedge fund headquartered in New York, where he leads portfolio management, risk management, and research activities. Third Point manages $9B of assets for corporate and public pensions, sovereign wealth funds, foundations, endowments, ultra high net worth individuals and fund of hedge funds.

Third Point has generated net annualized returns of 21 percent for investors since its inception in 1995. Third Point employs an event-driven strategy across asset classes including long and short equities, corporate and structured credit, risk arbitrage and commodities. Third Point invests globally in both developed and emerging economies. The Fund is widely recognized for its best-in-class operational infrastructure and investor services.

In 2012, Third Point Reinsurance Limited was launched with $800M of capital raised from leading private equity firms and institutional investors. Third Point Reinsurance Limited is a private company writing global reinsurance business and investing its assets in Third Point LLC. In 2007, Third Point Offshore Investors Limited was launched as a closed-end fund on the London Stock Exchange. Members of the public can invest in Third Point through this vehicle, which currently has AUM of ~$675M.

Before founding Third Point, Mr. Loeb was Vice-President of high-yield bond sales at Citigroup. Previously, he was a Senior Vice-President in the distressed debt department at Jefferies & Co., where he worked as a bankruptcy analyst, bank loan trader, and distressed securities salesman. Before joining Jefferies, he was a risk arbitrage Analyst at Lafer Equity Investors. He began his career as an Associate in private equity at Warburg Pincus.

Mr. Loeb graduated from Columbia University with an A.B. in economics. In 2012, he was honored by Columbia with the John Jay Award for distinguished professional achievement.

Mr. Loeb is a Trustee of Mt. Sinai Hospital in New York City, the Manhattan Institute, Prep for Prep, the Los Angeles Museum of Contemporary Art, and Third Way, a non-partisan political think tank. He is a member of the Council on Foreign Relations, the American Enterprise Institute’s National Council, the Brookings Institute, and the Washington Institute for Near East Policy.

Qualifications

Dan’s Qualifications for the Yahoo! Board

Dan has established himself over twenty-five years on Wall Street as one of the investment industry’s most skilled value investors, with returns to prove it. Dan’s event-driven, catalyst-based approach to investing is based on understanding value creation and methods by which companies can unlock value for shareholders. This is precisely the insight he would bring as a Director on the Yahoo! Board.

Dan would serve as a vocal advocate for shareholders on the Yahoo! Board, which has long lacked shareholder representation. Excluding CEO Scott Thompson and the Directors not standing for re-election, the current Board holds approximately 133,000 shares of Yahoo!. This limited ownership renders the current Board incapable of standing in the shoes of their investors at a time when Yahoo! is undertaking significant strategic initiatives.

Dan has been a seed investor in many successful technology companies through Third Point Ventures, the venture investment strategy at Third Point.

Third Point has called for change in more than ten well-known companies including Massey Energy, Western Gas, Pogo Producing Company, and others. Dan has a successful track record in creating significant change at these companies. Dan consistently obtained the results he sought whether the demands were for board seats, executive resignations, or strategic alternatives to enhance shareholder value.

Dan is a thoughtful, outspoken champion for good corporate governance. Many market participants trust his work—and his word—on how a company is or should be governed by its Board.

http://valueyahoo.com/nominees/harry-j-wilson

Harry J. Wilson [Image of Mr. Wilson]

Chairman and CEO of MAEVA Group, LLC

Biography

Harry Wilson, the Chairman and CEO of MAEVA Group, LLC, is a nationally-recognized expert in corporate restructurings and turnarounds and in leading complicated businesses through corporate transitions. Mr. Wilson spent most of his career at The Blackstone Group, the world’s largest private equity firm, and credit investment fund Silver Point Capital, where he was a partner. Earlier in his career, Mr. Wilson worked at the private equity firm Clayton, Dubilier & Rice and in the investment banking division of Goldman, Sachs & Co.

In 2009, Mr. Wilson served as a Senior Advisor in the United States Department of the Treasury, where he was the architect of the General Motors turnaround plan. He worked as one of the four leaders of the Auto Task Force, responsible for the Treasury’s role in the restructuring of General Motors and Chrysler. Mr. Wilson led a team that was responsible for the business and financial work of the Task Force and also led a team overseeing the financial and operational restructuring of General Motors, the largest in American history. In 2010, Mr. Wilson was the Republican nominee for New York State Comptroller, running on a platform to fix New York’s finances, where he lost narrowly to the incumbent.

Mr. Wilson currently holds a Presidential Appointment to the Advisory Committee of the Pension Benefit Guaranty Corporation (PBGC), the federal agency responsible for insuring the pension benefits of private sector employees. He recently completed an appointment to the bipartisan Pension Advisory Group for the State of Rhode Island (which passed the most sweeping pension reform in the country as a result of this work) and serves on the following boards of directors: Visteon Corporation, YRC Worldwide and Youth, INC, a venture philanthropy nonprofit focused on troubled New York City youth. He is a frequent guest host on CNBC and Bloomberg and occasional contributor on Fox and is featured prominently in “Overhaul” and “Crash Course,” the definitive recent accounts of the US auto industry.

Mr. Wilson earned an A.B., with honors, in government from Harvard College, where he was elected a Class Marshal by his peers, and an MBA from Harvard Business School.

Qualifications

Harry’s Qualifications for the Yahoo! Board

Throughout his career, Harry has led complicated transactions as an investor or board member across a broad range of industries and geographies, working closely with senior management. These transactions typically have involved operational or financial restructurings; significant acquisitions or asset sales; or strategic transitions.

Harry would serve Yahoo! as an “Honest Broker” with unparalleled experience working with employees, diverse management teams, and private equity firms. Harry can bring a critically needed fresh perspective on the challenges Yahoo! faces and a dispassionate approach to capital allocation and operational efficiency.

In his work with GM, Harry and his team worked closely with management and the UAW to develop a radically different operating plan that eliminated nearly $10 billion in costs, transformed the balance sheet, and rationalized the operating footprint by shedding facilities. As a result, in the past two years General Motors has transitioned from record losses to the most profitable year in its 103 year history. While GM was Harry’s largest restructuring (and in fact, the largest ever), his experience working collaboratively with management and directors in a broad range of companies seeking operational improvements is directly relevant to Yahoo!.

Harry has worked successfully at a Board level in a similar situation before. In 2011, as a settlement of a potential proxy contest with a large shareholder, Visteon Corporation agreed to appoint two mutually-agreed directors to the Board, one of which was Harry. About 10 weeks after his appointment, Harry was unanimously elected the chair of a revamped Finance and Strategy Committee, and the Company retained Goldman Sachs to advise on various potential transactions and strategic considerations. Six weeks after that, the Company announced an MOU for the sale of one significant non-core subsidiary, significantly enhancing shareholder value and the long-term prospects of the company.

Throughout this process, Harry has worked closely with management in a highly productive fashion while also retaining the support of the full Board and key shareholders, creating a united, team-based effort that has helped contribute to a higher stock price.

Last year, Harry’s firm MAEVA completed the largest out-of-court restructuring in recent years, that of the nation’s largest trucking firm, YRC Worldwide.

http://valueyahoo.com/nominees/michael-j-wolf

Michael J. Wolf [Image of Mr. Wolf]

Founder and CEO of ACTIVATE

Biography

Michael J. Wolf is Founder and CEO of ACTIVATE, a strategy and technology consulting firm which helps leading media, technology and entertainment companies position their businesses for growth. In addition, he and his partners work with tech innovators to grow their businesses. During his career, he has directed many innovations, strategic alignments and transactions across the content, technology and communications industries.

Previously, Michael was President and Chief Operating Officer of MTV Networks where he led all of the business, technology and production operations for the $7 Billion revenue television and interactive media company. MTVN’s global brands include: MTV, Nickelodeon, Comedy Central, and VH1. He was responsible for finance, cable and digital advertising sales, affiliate sales, consumer products, business and corporate development, legal, web and enterprise systems development, production operations and digital rights management. He oversaw digital acquisitions and joint ventures including Atom, Addicting Games, Shockwave, Quizilla and Xfire.

Before MTVN, Michael was Global Managing Partner of the Media, Entertainment and Internet practice at McKinsey & Company. He joined McKinsey from Booz Allen Hamilton where he was Senior Partner and Founder of the firm’s global Media and Entertainment Group. He was a member of Booz Allen’s executive management team and board of directors.

His work focuses on developing growth strategies and improving operating performance in areas such as product and user experience development, advertising sales effectiveness, marketing, and programming.

Until its sale to Google in 2010, he was a board member at Slide (one of the largest social gaming platforms) and is currently a non-executive director at Entercom Communications (NYSE: ETM).

Michael received a B.A. in Political Science from Columbia University in 1984. He is the author of the influential book “The Entertainment Economy” (Random House).

Qualifications

Michael’s Qualifications for the Yahoo! Board

•

Michael has deep operating and consulting experience with media, entertainment and technology companies as former President and Chief Operating Officer of MTV Networks and Head of the Global Media and Entertainment Practice at McKinsey & Company. He has spent his career diagnosing operational and strategic failures at media companies and formulating strategies to optimize performance and positioning and help management reinvent their businesses.

•

Throughout his career, Michael has successfully developed strategies for numerous media companies—helping them to evolve in step with technological innovations and redefine their businesses to compete in the digital future. His consulting firm ACTIVATE is known for this specialty and has devised digital growth strategies for a number of large companies.

•	Michael has experience helping company CEOs manage critical aspects of their and Yahoo!’s businesses: online, mobile, product, advertising, marketing, and content strategies.

•	He has extensive relationships in the technology sector with leading entrepreneurs and thought leaders. He is a proven talent magnet and developer in an industry that is always changing.

•

He offers perspective on the shifting digital and content landscape that could benefit Yahoo!’s product and content efforts as well as perspective on the strategic organizational structure challenges Yahoo! faces.

http://valueyahoo.com/jeff-a-zucker

Jeff A. Zucker [Image of Mr. Zucker]

Executive Producer of “Katie”

Biography

Jeff Zucker is the executive producer of “Katie”. The new daily talk show, which will be hosted by Katie Couric, will premiere on leading television stations across the country in September 2012.

Jeff served previously as President and Chief Executive Officer of NBC Universal from 2007-2011. In that position, he was responsible for all of NBC Universal’s global assets, including its vast portfolio of broadcast and cable television networks, its film studio and theme parks. Under Jeff’s leadership, cable division ratings and profits grew for five consecutive years, Universal Theme Parks hit then-record operating profits, NBC News remained the leader in network news across the board, and NBC’s Olympics coverage reached record highs, and Sunday Night Football became the most watched show on television.

In his more than 24 years at NBC, he was an award-winning news producer, entertainment executive and business leader. Before being named CEO, he served as President of the NBC Universal Television Group (2004-2007) and President of NBC Entertainment (2001-2004).

Under Jeff’s leadership as CEO of NBCU and President of NBC Universal Television, NBCU completed numerous strategic mergers and acquisitions. Among others, NBCU purchased the Weather Channel in a joint venture with Bain Capital and Blackstone; bought and integrated the Oxygen cable channel; acquired Sparrowhawk Media, a British private-equity backed media company, which doubled the number of international channels in the NBCU portfolio; purchased a co-ownership stake and became the exclusive distributor of films for Illumination Studios, producers of “The Lorax” and “Despicable Me”; acquired LXTV, a local content production company; and purchased Carnival Productions, the producers of the critically acclaimed “Downton Abbey” television series.

From 1992 until 2000, Jeff was the executive producer of NBC News’ “Today” show. He was named to that role at the age of 26. Under his direction, the program redefined morning television, becoming the nation’s most-watched morning news show and the most profitable program on television. On his watch, “Today” moved into first place in the mornings (in 1994), a winning streak that continues unbroken to this day. He joined NBC in 1986 as a researcher for NBC Sports’ coverage of the 1988 Summer Olympics.

A five-time Emmy Award winner, Jeff graduated in 1986 from Harvard College, where he served as President of The Harvard Crimson. He is a member of the board of directors of CKX Entertainment, Inc., the Memorial Sloan Kettering Cancer Center, Temple Emanu-El of New York City and the Robin Hood Foundation. A native of Miami, Zucker lives in New York City with his wife and four children.

Qualifications

Jeff’s Qualifications for the Yahoo! Board

•

As the President and CEO of NBC Universal, Jeff had long tenure running and growing one of the nation’s most iconic brands across broadcast and cable networks, a film studio, theme parks, and a growing digital business. Over the course of nearly 25 years with NBCU, he had direct, hands-on experience in nearly every division of the company. NBC Universal is a larger, more complex, more highly valued entity than Yahoo!.

•	Less well known is his experience in the creation and distribution of content across multiple channels and geographies

•

Jeff understands cross promotion and traffic circulation between networks and properties. Under his direction, NBC Universal harnessed its unique cross-platform promotional opportunities resulting in extraordinary success with such events as the Vancouver Olympic Games and the opening of the Harry Potter attraction at Universal’s Orlando theme park

•	Jeff oversaw key tent-pole franchises in Sports and the Olympics, as well as news (NBC, MSNBC) and financial (CNBC) properties.

•	Yahoo! has shifted its ad sales strategy around tent-pole events.

•	Jeff’s areas of successful innovation have important synergies with Yahoo!’s core strengths that are key brand drivers, namely Sports, News, Finance.

•	Sports: NBC had Olympics, NFL, NHL, PGA Tour, Triple Crown, French Open, Wimbledon

•	News: MSNBC, NBC News, Today

•	Finance: CNBC

•	Importantly, Jeff developed NBC’s online video initiatives via the creation of Hulu and a multi-year Netflix deal.

•

Hulu CEO Jason Kilar, speaking at the Business Insider “Ignition” conference on December 2, 2010, said, “We’re constantly reminding ourselves that we’d never be in this position if not for the courage of people like Jeff Zucker and [Disney CEO] Bob Iger. We need forward-looking...media execs for this to work.”

•	Jeff understands how to identify and target attractive, diverse audiences. He demonstrated this by:

•	Fostering high value cable network growth in properties such as USA and SyFy.

•	Repositioning Telemundo versus Univision in the Hispanic market.

http://valueyahoo.com/solutions/value-of-shareholders

The Value of Shareholders

In a call to Shareholder Slate Nominee Dan Loeb on March 24, 2012, Yahoo! CEO Scott Thompson said the Board was not interested in having Dan as a Board Member because Third Point’s 5.8% position in Yahoo! rendered him “conflicted.” The Shareholder Slate believes the Yahoo! Legacy Board and its handpicked Insider Slate cannot succeed in increasing value and turning the Company around without independent shareholder representation.

Proof as to how shareholders can contribute to leading a Board? The Shareholder Slate has got it. Since announcing its stake in September, Third Point has called for changes at Yahoo! that the Company has consistently implemented:

http://valueyahoo.com/solutions/conflicted

Conflicted?

Yahoo!’s CEO and Board of Directors recently rejected our proposal for shareholder representation, characterizing Third Point as “conflicted” due to our share ownership. When assessing Third Point’s positions on the critical issues facing Yahoo!, we were surprised that any of our proposals for creating a better Yahoo! would render us conflicted. In fact, we believe shareholders would benefit from Directors who share their perspectives on these critical issues, which we would expect the Board to look for in any nominee. On each, Third Point checks the boxes:

Board Nominees Checklist

Board Recommendation: CONFLICTED

http://valueyahoo.com/resources/pov/why-are-we-running-for-election-to-the-yahoo-board

Why Are We Running for Election to the Yahoo! Board?

Yahoo! and its shareholders are at a crossroads.

After years of failed leadership and poor governance, Yahoo! shareholders have a chance to inject experienced, independent voices aligned with their interests. The “Shareholder Slate”—Daniel Loeb, Harry Wilson, Michael Wolf, and Jeff Zucker—seeks a voice and a choice for Yahoo! owners hurt by the current “Legacy Board’s” track record of value disintegration, and wants to prevent the Board from simply nominating their handpicked replacements—the “Insider Slate”—for Yahoo!’s board.

Why is Shareholder Oversight So Important?

•

In the absence of independent shareholder leadership, Yahoo! has repeatedly failed to execute a consistent operating plan or realize favorable strategic outcomes. During the past five years, these management and governance missteps have gone unchallenged, leaving shareholders with unfulfilled promises from a revolving door of five CEOs and the Board members charged with overseeing them.

•

While Yahoo!’s changing Board has not articulated a path forward, the Shareholder Slate is prepared to discuss our Agenda for Yahoo!’s future, emphasizing growth, partnership, productivity and strategic capital allocation, while building on Yahoo!’s strengths.

•

Already, Third Point, an owner of over 5.8 percent of Yahoo! stock, worth more than $1 billion, has shown the importance of strong, independent shareholder leadership. Third Point publicly repudiated a rumored private equity transaction that, based on press reports, we believe would not have been in the best interest of shareholders. Following Third Point’s call for changes in the Board Room, Yahoo! Founder Jerry Yang resigned and four long-term Directors, including Chairman Roy Bostock, announced they would not run for re-election.

•	The Shareholder Slate is not seeking control. If elected, the Shareholder Slate will constitute a minority of the Board. What we offer is needed expertise and the Shareholder Slate voice.

Yahoo! has thwarted our efforts to introduce strong shareholder voices and independent directors with critically relevant experience so far, forcing us to take our case directly to our fellow shareholders.

Exercise Your Voice: Ask the Hard Questions

How much longer should shareholders trust this Legacy Board and its handpicked Insider Slate? As we enter proxy season, where owners can make their voices heard, we ask our fellow shareholders:

•	Do you trust the Legacy Board and Insider Slate to put investors first?

•	Or do you believe the Shareholder Slate, with over $1 billion directly invested in Yahoo!, is better aligned with your interests?

•	Does the Legacy Board and Insider Slate possess needed capital allocation, growth, media and restructuring expertise?

•	Or do you believe the Shareholder Slate’s record of delivering results in each of these areas will better serve Yahoo! and its shareholders?

•	If Yahoo!’s Asian stakes are rationalized, do you trust the Legacy Board and Insider Slate to obtain fair value?

•	Has the Legacy Board and Insider Slate articulated a view on these key assets and an understanding of their value?

•

If Yahoo! receives significant cash proceeds from asset sales, do you trust the Legacy Board and Insider Slate to allocate them effectively, including return of capital to shareholders and a prudent approach to M&A?

•	Or do you believe the Shareholder Slate, with over $1 billion of “skin-in-the-game”, and extensive capital allocation expertise, can better maximize shareholder value?

Support Us, We Support You

The Shareholder Slate offers Yahoo!’s owners a vision, a voice, and a choice.

Make your voice heard. Share your feedback with us by joining this site, liking us on Facebook, or tweeting about it. We look forward to meeting many of you in the months ahead.

Sincerely,

Daniel S. Loeb

Harry A. Wilson

Michael J. Wolf

Jeffrey A. Zucker

Finally Yahoo!’s investors have a Voice and a Choice Support the Shareholder Slate at ValueYahoo.com

http://valueyahoo.com/resources/pov/our-mission-statement

Our Mission Statement

We believe in Yahoo!, its loyal users, committed employees, dedicated partners, and the potential of the brand. Yahoo! shareholders, employees, and partners have suffered for too long with a revolving door of management teams and Directors who have been unable to seize opportunities despite the Company’s enduring role as the premier online source for news, sports, business, entertainment and email.

We believe Yahoo! has lost its way. Yahoo! should be the destination for news, entertainment, and enjoyment for users and their friends. We want to work alongside Yahoo! Directors to return to a culture of innovation and entrepreneurship, and turnaround this valuable company. We believe our plan to revitalize Yahoo! will inform, entertain and delight its users, support its valued advertising partners, and recapture its innovative spirit, resulting in increased shareholder value.

http://valueyahoo.com/resources/pov/frequently-asked-questions

Frequently Asked Questions

Q: Yahoo! has made changes to its Board. Hasn’t Third Point already gotten what it wanted?

A: As Yahoo!’s largest outside shareholder, we are fully aligned with our fellow investors. We are focused on realizing shareholder value as reflected in the share price. While we welcomed the long overdue steps that Yahoo! has taken, apparently in response to our months-long campaign for change, we believe much more needs to be done to realize increased shareholder value.

Absent vigilant investor oversight, we believe Yahoo! remains vulnerable to poor decision making and questionable transactions. Until Third Point stepped in, it appeared from press reports that Yahoo!’s Board was giving serious consideration to the sale of a minority stake to private equity firms that, based on the press reports, we believe would not have been in the best interest of Yahoo!’s shareholders1. Our Shareholder Slate will oppose any transaction that we believe would not be in the best interest of Yahoo!’s shareholders, while being genuinely open to all alternatives to maximize shareholder value.

Q: Yahoo! can’t afford a proxy battle. Why is Third Point pursuing this, and why four nominees?

A: Without the change that we believe is necessary, we believe Yahoo! can’t afford not to have a proxy battle.

Yahoo!’s long-standing leadership and governance challenges are well documented, despite five different CEOs in five years and, most recently, the addition of five new Directors or nominees handpicked by the Legacy Board. We have seen many changes to strategy, expenses and headcount over the years that have not resulted in increased shareholder value. We believe the Shareholder Slate represents the best path to increasing shareholder value by bringing to the Board diverse skillsets and shareholder advocacy, which we see as lacking on the Legacy Board. We find it hard to imagine that the deep and meaningful changes we feel are required to unlock shareholder value and position Yahoo! for future success are likely with this Legacy Board or its handpicked successors, the Insider Slate.

If elected, Third Point’s nominees would constitute a minority of the Board. We are nominating all four members of the Shareholder Slate because we believe each will bring to the Board experience and expertise that the Insider Slate and the Legacy Board as a whole is lacking. We have not nominated four candidates so that “Third Point will have four board seats.” In fact, three of the four members of the Shareholder Slate are independent of Third Point. Simply put, we believe that Yahoo!’s shareholders deserve to have the benefit of each of our nominees serving them on the Board.

Q: Why did Third Point reject Yahoo!’s settlement proposal?

Nearly seven months ago, Third Point publicly offered to present its Board nominees to Yahoo! as we called for a leadership overhaul. Despite claims of an extended nominee recruitment process, Yahoo! only very recently reached out to our nominees, engaging them on a perfunctory basis.

Since our announcement, Yahoo! has appointed two new Directors and recently announced three additional Nominees, adding to the Legacy Board’s Insider Slate. Yahoo! proposed to include Harry Wilson, who we agree would be an excellent Board member, but explicitly rejected shareholder representation, in fact dismissing its very relevance.

Third Point strongly believes that independent shareholder representation is a critical component of a reconstituted Board. History shows many of Yahoo!’s most serious failings occurred during periods where the Board lacked outside shareholder representation. Shareholder representation is an essential tenet of best practices of corporate governance. Ironically, while Third Point and the Shareholder Slate’s experience has been deemed unnecessary by the Board, the Legacy Board has consistently adopted our public recommendations for change since we launched our campaign in the Fall. For more on this topic, click here.

The Legacy Board’s current position with regard to shareholder representation has left us with no choice but to take our case directly to our fellow shareholders at the Annual Meeting.

Q: What is Third Point’s position on the Asian asset portfolio?

A: Third Point is focused on the Asian asset portfolio, which we believe represents the majority of Yahoo!’s current market value. Yahoo!’s 42 percent stake in Alibaba Group offers Yahoo! investors significant exposure to one of the fastest growing e-commerce markets in the world. We look forward to participating in the robust growth of e-commerce in China via Alibaba’s market leading e-commerce platform. We expect this investment to provide consistent growth for Yahoo! shareholders, offering substantial upside over the next few years as it moves toward a public listing. We see Yahoo!’s 35 percent stake in Yahoo! Japan as source of near-term value for investors, offering Yahoo! Japan a potential roadmap to an accretive repurchase of its shares.

Click here to learn more about our case for Alibaba.

Q: What is Third Point’s plan for Yahoo!?

A: While investors continue to wait for Yahoo!’s fifth plan in five years, we understand the curiosity surrounding the initiatives that we are considering for the company. On this site, we have outlined our initial agenda for addressing the challenges and opportunities Yahoo! faces.

Click here to see more.

Q: What happens next?

A: In the coming weeks, we will be providing more detail about our framework to turnaround Yahoo! via this website and public filings, culminating in the proxy vote and shareholder meeting, currently expected in June.

Q: I’m a Yahoo! shareholder, how can I help?

A: To make the critical changes needed a reality, we need the support of our fellow shareholders like you. Please register for updates and join the grass roots movement to reinforce the shareholder demand for new Board leadership at Yahoo!. The registration form can be found under “Get Updates” on the right-hand side of each page under throughout this site.

Additionally, your comments on articles, blogs and social media can help management and the Legacy Board understand the depth of shareholders’ desire for change at Yahoo!.

1.	http://professional.wsj.com/article/SB10001424052970204555904577167251792053494.html?mg=reno64-sec-wsj

Our legal eagles will not permit us to hyperlink to sites with comments or other content that may regularly change.

http://valueyahoo.com/resources/news/ironfires-jackson-on-yahoo-outlook

Ironfire’s Jackson on Yahoo! Outlook

Bloomberg

March 28, 2012

(Source: Bloomberg)

http://www.washingtonpost.com/business/ironfires-jackson-on-yahoo-outlook/2012/03/28/gIQAPWNtgS_video.html#

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http://valueyahoo.com/resources/news/yahoo-golden-opportunity-or-bad-drama

Yahoo: Golden Opportunity Or Bad Drama?

Seeking Alpha

By Guan Wang and edited by Meena Krishnamsetty

March 27, 2012

Yahoo (YHOO) has been surrounded by drama for months. Its upper management has been a virtual revolving door. In Mid-2011, former CEO Carol Bartz was fired. Next, founder Jerry Yang resigned in January. Finally, Yahoo chairman Roy Bostock announced his resignation, which will be effective after Yahoo’s annual shareholder meeting this year.

Source: http://seekingalpha.com/article/459201-yahoo-golden-opportunity-or-bad-drama

This information is not contained on the ValueYahoo website. Our legal eagles will not permit us to hyperlink to sites with comments or other content that may regularly change.

http://valueyahoo.com/resources/news/outlook-for-yahoo-boards-strategy

Outlook for Yahoo, Board’s Strategy

The Washington Post with Bloomberg

March 21, 2012

VIDEO: Ryan Jacob, chairman and fund manager at Jacob Asset Management, talks about the outlook for Yahoo! Inc. and Yahoo investor Third Point LLC’s pressure on the company to make changes. Jacob speaks with Emily Chang on Bloomberg Television’s “Bloomberg West.” Bloomberg’s Cory Johnson also speaks. (Source: Bloomberg) (Bloomberg)

Source: http://www.washingtonpost.com/business/outlook-for-yahoo-boards-strategy/2012/03/21/gIQAbideSS_video.html.

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http://valueyahoo.com/resources/news/scott-thompson-needs-to-watch-his-swagger

Scott Thompson Needs to Watch His Swagger

The Street

March 20, 2012

There’s a fine line between self-confidence and arrogance as a CEO. I think Yahoo!’s (YHOO_) Scott Thompson is walking the razor’s edge.

Source: http://www.thestreet.com/story/11461500/1/scott-thompson-needs-to-watch-his-swagger.html.

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http://valueyahoo.com/resources/news/yahoo-expect-a-dip-as-proxy-fight-heats-up

Yahoo: Expect A Dip As Proxy Fight Heats Up

Seeking Alpha

March 19, 2012

Third Point manager Dan Loeb told Yahoo (YHOO), in a letter addressed to CEO Scott Thompson, last Wednesday that he plans to file a challenge for board seats after his attempt to add himself and three other new members to the board was met with a chilly reception.

Source: http://seekingalpha.com/article/443351-yahoo-expect-a-dip-as-proxy-fight-heats-up.

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http://valueyahoo.com/resources/news/nobody-puts-dan-loeb-in-the-corner-third-point-begins-proxy-bombing-yahoo-i

Nobody Puts Dan Loeb in the Corner: Third Point Begins Proxy Bombing Yahoo in 3 … 2 … 1

All Things Digital

By Kara Swisher

March 14, 2012

Yahoo just got yet another poison-pen letter from activist investor Dan Loeb of Third Point, which says the company has been “dismissive” of his alternate slate of board members, including former NBC head Jeff Zucker.

Source: http://allthingsd.com/20120314/nobody-puts-dan-loeb-in-the-corner-third-point-begins-proxy-bombing-yahoo-in-3-2-1/.

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http://valueyahoo.com/resources/news/yahoo-proxy-fight-crazy-apple-options

Yahoo Proxy Fight & Crazy Apple Options

CNBC—Fast Money

March 14, 2012

Take a look at yahoo after-hours. Dan Loeb sending a letter to Yahoo saying they’re going to launch a proxy fight within the week. What do you think?

Source: http://video.cnbc.com/gallery/?video=3000078605.

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http://valueyahoo.com/resources/news/loeb-to-yahoo-stop-ignoring-me-or-your-problems-will-get-worse

Loeb to Yahoo: Stop Ignoring Me Or Your Problems Will Get Worse

The Wall Street Journal: DealJournal

March 14, 2012

Dan Loeb and Third Point are increasingly unhappy with Yahoo.

The hedge fund investor says in a new letter to Yahoo CEO Scott Thompson that he feels Yahoo is ignoring his suggestions to join the board and “stonewalling” his attempts to help return Yahoo to a “great company.”

Source: http://blogs.wsj.com/deals/2012/03/14/loeb-to-yahoo-stop-ignoring-me-or-your-problems-will-get-worse/.

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http://valueyahoo.com/resources/news/third-points-loeb-warns-yahoo-chief-of-looming-proxy-fight

Third Point’s Loeb Warns Yahoo Chief of Looming Proxy Fight

New York Times: DealBook

By Evelyn M. Rusli

March 14, 2012

Daniel S. Loeb, the head of Third Point, has told Yahoo that he will officially start a proxy battle within the week, according to a letter obtained by The New York Times.

Source: http://dealbook.nytimes.com/2012/03/14/third-points-loeb-warns-yahoo-chief-of-looming-proxy-fight/.

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http://valueyahoo.com/resources/news/to-stanch-layoffs-yahoo-has-been-shopping-its-ad-technology-platforms-to-go

To Stanch Layoffs, Yahoo Has Been Shopping Its Ad Technology Platforms to Google, Microsoft and Othe

All Things Digital

By Kara Swisher

March 14, 2012

In an effort to minimize the impact of massive layoffs that Yahoo’s top management has been planning, according to sources close to the situation, one of the latest ideas to save costs and presumably jobs by new CEO Scott Thompson is to sell off much of its advertising technology platform, including Right Media.

Source: http://allthingsd.com/20120314/to-stanch-layoffs-yahoo-has-been-shopping-its-ad-technology-platforms-to-google-microsoft-and-others/?refcat=news.

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http://valueyahoo.com/resources/news/heres-dan-loebs-letter-to-investors-about-the-value-of-yahoos-alibaba-stake

Here’s Dan Loeb’s Letter to Investors About the Value of Yahoo’s Alibaba Stake

All Things Digital

By Kara Swisher

March 12, 2012

I got a hold of parts of the fourth-quarter 2011 investor letter that the New York-based Third Point hedge fund—which is prepping a proxy fight with Yahoo—is sending out tomorrow.

Source: http://allthingsd.com/20120312/heres-dan-loebs-letter-to-investors-about-the-value-of-yahoos-alibaba-stake/?mod=googlenews.

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http://valueyahoo.com/resources/news/activist-investor-charts-plan-to-revitalize-yahoo

Activist Investor Charts Plan to Revitalize Yahoo

New York Times: DealBook

By Evelyn M. Rusli

March 8, 2012

Daniel S. Loeb is getting back into the activist arena.

After spending years working behind the scenes to push for change, the hedge fund manager is once again openly admonishing management and battling a corporate board. The target: Yahoo.

Source: http://dealbook.nytimes.com/2012/03/08/activist-investor-charts-plan-to-revitalize-yahoo/.

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http://valueyahoo.com/resources/news/hey-yahoo-when-you-act-like-a-media-company-i-like-you-i-really-like-you

Hey, Yahoo: When You Act Like a Media Company, I Like You (I Really Like You)

All Things D

By Kara Swisher

February 24, 2012

Last night, I did the unthinkable, and actually drove myself through rush hour traffic in Silicon Valley to go to an event in San Jose.

I did this for three good reasons.

Source: http://allthingsd.com/20120224/hey-yahoo-when-you-act-like-a-media-company-i-like-you-i-really-like-you/.

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http://valueyahoo.com/resources/news/yahoo-may-not-need-a-loebotomy-but-it-definitely-cant-endure-a-brain-sappin

Yahoo May Not Need a “Loebotomy,” But It Definitely Can’t Endure a Brain-Sapping Proxy Fight

All Things D

By Kara Swisher

February 17, 2012

Let’s put this in the simplest terms: Yahoo cannot spend the next half year in any kind of testy proxy battle with activist shareholder Daniel Loeb. Not shouldn’t. Can’t.

Source: https://allthingsd.com/20120217/yahoo-may-not-need-a-loebotomy-but-it-definitely-cant-endure-a-brain-sapping-proxy-fight/. O

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http://valueyahoo.com/resources/news/yahoo-faces-stalled-deal-and-fight-over-board

Yahoo Faces Stalled Deal And Fight Over Board

The New York Times

By Michael J. De La Merced and Evelyn M. Rusli

Yahoo’s drive to revive its business hit major roadblocks on Tuesday, as the company’s talks to sell back most of its stakes in its Asian partners collapsed and a big investor unveiled plans to mount a board fight.

Source: http://dealbook.nytimes.com/2012/02/14/yahoo-faces-stalled-deal-and-fight-over-board/.

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http://valueyahoo.com/resources/news/yahoo-alibaba-talks-falter-as-third-point-steps-up-pressure1

Yahoo-Alibaba Talks Falter as Third Point Steps Up Pressure

Bloomberg

By Brian Womack

February 15, 2012

Yahoo! Inc. (YHOO)’s board faced renewed shareholder pressure to make changes yesterday amid a breakdown in negotiations to sell its Asian assets, a deal that could generate more than $10 billion for the company.

Source: http://www.bloomberg.com/news/2012-02-14/yahoo-alibaba-talks-on-asia-asset-swap-are-said-to-have-reached-an-impasse.html.

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http://valueyahoo.com/resources/news/yahoo-feels-the-heat

Yahoo! Feels the Heat

Motley Fool on MSNBC

By: Eric Volkman

February 15, 2012

Is Nero reaching for a violin while his city goes up in flame? For the umpteenth time, Yahoo!’s attempts to sell a pair of hugely valuable assets—big stakes in hit Chinese online B2B marketplace Alibaba and YHOO’s brother firm in the Land of the Rising Sun, Yahoo! Japan—have hit a wall.

Source: http://www.msnbc.msn.com/id/46403734/ns/business-motley_fool/.

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http://valueyahoo.com/resources/news/loebs-third-point-increases-yahoo-sara-lee-stakes-in-4q

Loeb’s Third Point Increases Yahoo, Sara Lee Stakes in 4Q

Bloomberg Businessweek

By Alexis Leondis

February 15, 2012

Feb. 14 (Bloomberg)—Third Point LLC, the hedge fund run by Daniel Loeb, added to shares of Yahoo! Inc. and Sara Lee Corp. in the fourth quarter, according to a regulatory filing today.

Source: http://www.businessweek.com/news/2012-02-15/loeb-s-third-point-increases-yahoo-sara-lee-stakes-in-4q.html.

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http://valueyahoo.com/resources/news/dan-loeb-recruits-former-nbc-boss-jeff-zucker-for-his-raid-on-yahoo

Dan Loeb Recruits Former NBC Boss Jeff Zucker for His Raid on Yahoo

All Things Digital

By Peter Kafka

February 14, 2012

Here’s Dan Loeb’s formal declaration of war against the old guard at Yahoo, along with his list of allies. The activist shareholder wants four of Yahoo’s board seats, one of which he wants to occupy himself.

Source: http://allthingsd.com/20120214/dan-loeb-recruits-former-nbc-boss-jeff-zucker-for-his-raid-on-yahoo/.

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http://valueyahoo.com/resources/news/dissident-fights-for-control-of-yahoo

Dissident fights for control of Yahoo

Financial Times

By Richard Waters

February 14, 2012

A dissident shareholder in Yahoo on Tuesday launched a fight over control of the beleaguered company’s boardroom, as it emerged that the internet group’s efforts to sell its Asian investments were foundering.

Source: http://www.ft.com/intl/cms/s/2/9eded3ea-5757-11e1-869b-00144feabdc0.html.

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http://valueyahoo.com/resources/news/breaking-news-shuffle-at-yahoos-board

Breaking News: Shuffle at Yahoo’s Board

CNBC

February 14, 2012

We have more developments on the yahoo story which has been moving all day, down on yahoo. David Faber is on the telephone with new information about the possibility of new board members. Over to you, David.

Source: http://video.cnbc.com/gallery/?video=3000073279.

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http://valueyahoo.com/resources/news/loeb-still-picking-fights-with-yahoo

Loeb Still Picking Fights With Yahoo

The Wall Street Journal

By: Gina Chon

February 14, 2012

Activist investor Dan Loeb of Third Point didn’t issue any public statements after Yahoo co-founder Jerry Yang stepped down from the board in January.

He also remained mum when Yahoo chairman Roy Bostock and other Yahoo directors said a few weeks later they weren’t running for re-election.

Source: http://blogs.wsj.com/deals/2012/02/14/loeb-escalates-fight-on-yahoo/.

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http://valueyahoo.com/resources/news/loeb-names-proposed-slate-of-yahoo-directors

Loeb Names Proposed Slate of Yahoo Directors

NYTimes DealBook

By Evelyn M. Rusli and Michael J. de la Merced

February 14, 2012

Well, that was fast.

Third Point, the hedge fund led by Daniel S. Loeb that is among Yahoo’s biggest shareholders, named its proposed slate of directors for the Internet company.

Source: http://dealbook.nytimes.com/2012/02/14/loeb-names-proposed-slate-of-yahoo-directors/.

This information is not contained on the ValueYahoo website. Our legal eagles will not permit us to hyperlink to sites with comments, ads or other content that may regularly change.

http://valueyahoo.com/resources/news/yahoo-faces-board-challenge-from-activist-shareholder

Yahoo Faces Board Challenge From Activist Shareholder

PCWorld

by Cameron Scott

February 14, 2012

Activist Yahoo shareholder Daniel Loeb has rejected the slate of board candidates put forth by the company’s newly minted CEO, serving notice of his intention to lobby for his own candidates instead.

Source: http://www.pcworld.com/article/249998/yahoo_faces_board_challenge_from_activist_shareholder.html.

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http://valueyahoo.com/resources/news/ready-to-rumble-or-make-nice-activist-shareholder-daniel-loeb-could-strike

Ready to Rumble or Make Nice? Activist Shareholder Daniel Loeb Could Strike Sooner Than Yahoo Thinks

All Things Digital

By Kara Swisher

February 9, 2012

For someone who is still mulling things over about what to do about his more than five percent investment in Yahoo, hedge fund investor and activist shareholder Daniel Loeb has been very busy lately getting his arsenal ready.

Source: http://allthingsd.com/20120209/ready-to-rumble-or-make-nice-activist-shareholder-daniel-loeb-could-strike-sooner-than-yahoo-thinks/.

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http://valueyahoo.com/resources/news/yahoo-chairman-and-three-directors-leave

Yahoo Chairman and Three Directors Leave

Financial Times

By Richard Waters

February 7, 2012

Yahoo’s chairman, Roy Bostock, and three other directors are to step down as part of a boardroom clear-out, marking the latest attempt to win back investor confidence as the US internet company pursues a change in strategic direction.

Source: http://www.ft.com/intl/cms/s/2/753c10d2-51d2-11e1-a30c-00144feabdc0.html.

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http://valueyahoo.com/resources/news/yahoo-faces-uncertainty-after-yangs-exit

Yahoo Faces Uncertainty After Yang’s Exit

Financial Times

By Richard Waters

January 18, 2012

The exit of Yahoo co-founder Jerry Yang from the internet company’s boardroom brought a degree of relief for long-suffering investors on Wednesday, with Yahoo’s shares up more than 3 percent.

Source: http://www.ft.com/intl/cms/s/2/f5f246a8-4203-11e1-a1bf-00144feab49a.html.

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http://valueyahoo.com/resources/news/yahoos-yang-resigns-from-board

Yahoo’s Yang Resigns from Board

CNBC—Squawk on the Street

January 18, 2012

On Yang: Are they trying to make good for past mistakes here? I think it’s a lot bigger than that. Jerry had the founder syndrome, unlike Bill Gates he couldn’t move on when he needed to, he stood in the way as a road block to the Microsoft offer of 50 billion in 2008, four years ago.

Source: http://video.cnbc.com/gallery/?video=3000068089.

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http://valueyahoo.com/resources/news/yahoo-loses-yin-as-yang-makes-his-exi

Yahoo! Loses Yin As Yang Makes His Exit

New York Post

By Garett Sloane

January 18, 2012

Yahoo! co-founder Jerry Yang is cutting all ties to the company he founded 17 years ago, setting the stage for more boardroom departures as the ailing Web giant wrestles with its future.

Yang said yesterday he was resigning from the board of Yahoo!, as well as Yahoo! Japan and Alibaba Group, just two weeks after new Yahoo! CEO Scott Thompson was tapped to turn around the company.

Source: http://www.nypost.com/p/news/business/yahoo_loses_yin_as_yang_makes_his_0ZqlMEQNJkkHTZPq990UIL.

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http://valueyahoo.com/resources/news/third-points-loeb-seeking-candidates-for-yahoos-board

Third Point’s Loeb Seeking Candidates for Yahoo’s Board

New York Times: DealBook

By Evelyn Rusli

January 9, 2012

Yahoo’s appointment of Scott Thompson to the chief executive seat last week has failed to mollify at least one of the Internet company’s harshest critics.

Source: http://dealbook.nytimes.com/2012/01/09/loeb-seeks-candidates-for-yahoo-board/.

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http://valueyahoo.com/resources/news/come-west-daniel-loeb-a-silicon-valley-visit-as-yahoos-activist-shareholder

Come West, Daniel Loeb: A Silicon Valley Visit As Yahoo’s Activist Shareholder Mulls Proxy Fight

All Things Digital

By Kara Swisher

January 9, 2012

When you own a large chunk of a major Silicon Valley Internet company, it’s probably not a surprise that you want to come to the center of the tech world to have a look around.

But Yahoo—of which Third Point’s Daniel Loeb owns over five percent—is unlikely to get a visit from the activist shareholder, who is in California this week.

Source: http://allthingsd.com/20120109/come-west-daniel-loeb-a-silicon-valley-visit-as-as-yahoos-activist-shareholder-mulls-proxy-fight/.

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http://valueyahoo.com/resources/news/yahoos-activist-shareholder-loeb-now-targeting-jerry-yang-and-wants-him-off

Yahoo’s Activist Shareholder Loeb Now Targeting Jerry Yang and Wants Him Off the Board

All Things Digital

By Kara Swisher

November 4, 2011

Third Point’s Daniel Loeb—the smack-tastic hedge fund manager who has bought up a 5.23 percent stake in the Silicon Valley Internet giant and has been hitting some of Yahoo’s board upside the head with those shares ever since—is now taking aim at its co-founder and director Jerry Yang. Loeb wants him to step down as a director due to conflict of interest.

Source: http://allthingsd.com/20111104/yahoos-activist-shareholder-loeb-now-targeting-jerry-yang/.

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http://valueyahoo.com/resources/news/yahoo-investor-third-point-seeking-bigger-stake-exit-of-chairman-bostock

Yahoo Investor Third Point Seeking Bigger Stake, Exit of Chairman Bostock

Bloomberg

By Brian Womack

September, 14, 2011

Yahoo! Inc. investor Third Point LLC ramped up pressure on the company’s board, saying it may add to its 5.2 percent stake and reiterating a demand that Chairman Roy Bostock step down.

Daniel Loeb, chief executive officer of Third Point, said he’d seek U.S. approval to buy more stock and criticized Bostock’s oversight of the company in a letter today to Yahoo co-founder Jerry Yang, according to a regulatory filing.

“We urge you to do the right thing for all Yahoo shareholders,” Loeb said in the letter to Yang. “We are prepared to support you and present you with suggestions on candidates who could help bring Yahoo back to its rightful place among the world’s top digital media and technology companies.”

Loeb said he told Bostock and Yang in a Sept. 12 phone conversation that he planned to “pursue whatever efforts were necessary to remove Mr. Bostock from the board,” according to the filing. The dialogue ended when “Bostock terminated the call,” Loeb said...

Source: http://www.bloomberg.com/news/2011-09-14/yahoo-investor-third-point-to-seek-u-s-regulatory-approval-to-raise-stake.html.

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http://valueyahoo.com/resources/news/hedge-fund-takes-big-yahoo-stake-calls-for-board-shake-up

Hedge Fund Takes Big Yahoo Stake, Calls for Board Shake-Up

Daniel S. Loeb’s hedge fund, Third Point Management, disclosed in a filing on Thursday that it had acquired a 5.15 percent stake in Yahoo and hinted at a proxy challenge if changes were not made on the Internet company’s board.

The move by the hedge fund will add to the pressures on Yahoo to make a bold strategic move after Tuesday’s firing of its chief executive, Carol A. Bartz. Shares of Yahoo surged 6 percent after the disclosure of the Third Point filing.

In a letter to Yahoo’s board, Mr. Loeb, who is known for his often caustic pen, wrote that “it is time that certain members of this board were held accountable for its past failures and their individual roles...”

Source: http://dealbook.nytimes.com/2011/09/08/hedge-fund-takes-big-yahoo-stake-calls-for-board-shake-up/.

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http://valueyahoo.com/resources/news/yahoo-targeted-as-third-point-takes-stake

Yahoo targeted as Third Point takes stake

MarketWatch

By Mia Lamar

September 8, 2011

Third Point LLC, run by hedge fund manager Dan Loeb, reported a 5.15% stake in Yahoo Inc. YHOO -0.74% , positioning itself as the embattled web company’s third-largest outside shareholder as it lobs stiff criticism at Yahoo’s board.

Source: http://www.marketwatch.com/story/yahoo-targeted-as-third-point-takes-stake-2011-09-08. O

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http://valueyahoo.com/resources/news/yahoo-shares-rise-after-third-point-demands-board-changes

Yahoo Shares Rise After Third Point Demands Board Changes

Bloomberg Businessweek

By Douglas MacMillan

September 8, 2011

Sept. 8 (Bloomberg)—Yahoo! Inc. shares jumped after Third Point LLC bought a 5.2 percent stake and urged the board to resign, saying directors erred in spurning a takeover bid and hired a chief executive officer who wasn’t up to the job.

Source: http://www.businessweek.com/news/2011-09-08/yahoo-shares-rise-after-third-point-demands-board-changes.html.

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http://valueyahoo.com/resources/news/deja-vu-activist-yahoo-shareholder-takes-aim-at-board

Déjà Vu: Activist Yahoo Shareholder Takes Aim at Board

All Things Digital

By Kara Swisher

September 8, 2011

And so it begins again for Yahoo. When shareholders attack, that is.

In a filing with the Securities and Exchange Commission, Third Point LLC, a large shareholder of Yahoo, called for a new board.

Source: http://allthingsd.com/20110908/activist-yahoo-shareholder-takes-aim-at-board/.

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How to Vote

Please register for updates to this site, like us on Facebook, and tweet about it.

As we get closer to a vote, we expect to provide you with additional information on how to make your voice heard and support the Shareholder Slate at this year’s Yahoo! Annual Meeting.

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Contact

Questions regarding this website:

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Media contact:

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edoyle@thirdpoint.com

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Attn: Investor Relations—Value Yahoo

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Important Notice and Disclaimer

Forward-Looking Statements

This website may contain forward-looking statements. These statements may be identified by the use of forward-looking terminology such as the words “expects,” “intends,” “believes,” “anticipates” and other terms with similar meaning indicating possible future events or actions relating to the business or shareholders of Yahoo! Inc. (the “Company”). These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the ability to successfully solicit sufficient proxies to elect the director nominees (the “Nominees”) nominated by Third Point Offshore Master Fund L.P., Third Point Ultra Master Fund L.P., Third Point Partners L.P. and Third Point Partners Qualified L.P. to the Company’s board of directors at the Company’s 2012 Annual Meeting of Shareholders (the “2012 Annual Meeting”), the ability of the Nominees to work with the other members of the Company’s board of directors to improve the corporate governance and performance of the Company and risk factors associated with the business of the Company, as described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and in other periodic reports of the Company, which are available at no charge at the website of the Securities and Exchange Commission (“SEC”) at http://www.sec.gov. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results.

Information on Website

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Participants’ Information; Proxy Statement

Third Point LLC and the other Participants have filed with the SEC a preliminary proxy statement and accompanying proxy card in connection with its solicitation of proxies for the election of the Nominees at the 2012 Annual Meeting.

THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE PRELIMINARY PROXY STATEMENT, THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING PROXY CARDS AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THIRD POINT LLC, DANIEL S. LOEB, THIRD POINT OFFSHORE MASTER FUND L.P., THIRD POINT ULTRA MASTER FUND L.P., THIRD POINT PARTNERS L.P., THIRD POINT PARTNERS QUALIFIED L.P., THIRD POINT REINSURANCE COMPANY LTD., LYXOR/THIRD POINT FUND LIMITED, DBX-RISK ARBITRAGE 11 FUND, HARRY J. WILSON, MICHAEL J. WOLF AND JEFFREY A. ZUCKER (COLLECTIVELY, THE “PARTICIPANTS”), FROM THE SHAREHOLDERS OF THE COMPANY, FOR USE AT THE 2012 ANNUAL MEETING, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH MATERIALS WILL, ALONG WITH OTHER

RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, MACKENZIE PARTNERS, INC. AT ITS TOLL-FREE NUMBER (800) 322-2855 OR VIA EMAIL AT PROXY@MACKENZIEPARTNERS.COM

IMPORTANT INFORMATION RELATING TO THE ABOVE-NAMED PARTICIPANTS IN THIS PROXY SOLICITATION, INCLUDING THEIR DIRECT OR INDIRECT INTERESTS IN THE COMPANY, BY SECURITY HOLDINGS OR OTHERWISE, IS CONTAINED IN THE PRELIMINARY PROXY STATEMENT FILED BY THIRD POINT AND THE OTHER PARTICIPANTS WITH THE SEC ON MARCH 21, 2012, WHICH DOCUMENT IS AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT WILL BE AVAILABLE TO SHAREHOLDERS OF THE COMPANY AT NO CHARGE AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING THE PARTICIPANTS’ PROXY SOLICITOR, MACKENZIE PARTNERS, INC. AT ITS TOLL-FREE NUMBER (800) 322-2855 OR VIA EMAIL AT PROXY@MACKENZIEPARTNERS.COM.

This communication is not a solicitation of a proxy, which may be done only pursuant to a definitive proxy statement.

http://www.prnewswire.com/news-releases/third-point-llc-statement-on-yahoo-incs-announcement-of-new-board-members-144163455.html

Third Point LLC Statement on Yahoo! Inc’s Announcement of New Board Members

NEW YORK, March 25, 2012 Third Point, Yahoo! Inc’s (NASDAQ: YHOO) largest outside shareholder, is disappointed by today’s announcement by Roy Bostock, the Company’s lame duck outgoing Chairman, and its Board of Directors. Since we launched our campaign for a better Yahoo!, our goal has been clear: to fix a dysfunctional Board by adding new Directors who are truly independent and squarely aligned with shareholders to increase Yahoo!’s value.

Third Point offered several significant compromises to strike a deal and avoid a proxy contest. Today, the Board has shown yet again that they are unable to execute deals that are in the Company’s best interests. Sadly for shareholders—who will once more bear the costs—the consequence of the Board’s refusal to accept Third Point’s shareholder-friendly proposals will be a time-consuming and distracting proxy contest that the Company can ill-afford.

The Board’s decision today demonstrates once again that one of Yahoo!’s paramount principles of corporate governance is “Shareholders not welcome”. In the absence of independent shareholder oversight, the Yahoo! Boards of the past five years have given shareholders five CEOs and strategic plans in as many years and seriously damaged the value of the core business, a fact masked only by the increasing value of Yahoo’s Asian assets.

Since the Board has left us with no choice but to take our case directly to our fellow shareholders, Third Point intends to move forward with a proxy contest. Yahoo!’s shareholders deserve a voice and a choice. We intend to provide them with one at this year’s Annual Meeting.

About Third Point LLC: Third Point LLC is an SEC-registered investment adviser headquartered in New York, managing $9.0 billion in assets. Founded in 1995, Third Point follows an event-driven approach to investing globally.

Contact:

Third Point LLC

Elissa Doyle, Managing Director

212.715.4907 or edoyle@thirdpoint.com

SOURCE Third Point LLC

http://webreprints.djreprints.com/2873431131374.html

HEARD ON THE STREET | March 12, 2012

Yahoo Activist’s Passive-Aggressive Strategy

By ROLFE WINKLER

Activist investors frequently agitate for companies to break themselves up. Not Daniel Loeb.

Or so it would appear. In his coming quarterly investor letter, the head of Third Point lays out “The Case for Alibaba,” according to extracts reviewed by The Wall Street Journal. Alibaba Group Holding is China’s dominant e-commerce company, in which Yahoo owns roughly a 40% stake. Mr. Loeb waxes enthusiastic about Alibaba’s ever-growing valuation, citing a Boston Consulting Group study that the Chinese e-commerce market is likely to overtake that of the U.S. by 2015.

The subtext is clear: Third Point, which holds a 5.6% stake in Yahoo and plans a proxy fight to install Mr. Loeb and three others on the board, doesn’t want Yahoo to feel there is pressure from shareholders to unwind its Alibaba stake. So if Yahoo investors think that a vote for Mr. Loeb is the same as a vote to simplify the company, that isn’t necessarily the case.

But that may not be a bad thing. Indeed, every day Yahoo holds on to Alibaba, the stake grows in value. About a year ago, Alibaba offered to buy back Yahoo’s holding at an implied valuation of around $24 billion. Less than a year later, Alibaba raised money from an investor group, including Silver Lake Partners, implying it is now worth roughly $35 billion. And UBS analyst Makio Inui sees the valuation growing to $63 billion after 2013, though that assumes increased profitability and an eventual initial public offering.

If that were to be the case, and Yahoo held on, its investors could capture the equivalent of $2 a share of value per year—nothing to sneeze at given Yahoo’s stock currently trades around $15.

Yahoo Chief Executive Scott Thompson may already be thinking along the same lines as Mr. Loeb. A deal that had been in the works to unwind the Alibaba stake broke down a month after Mr. Thompson took over as CEO in January. Yahoo balked at the valuation, which was at a discount to the value when Silver Lake invested, according to a person familiar with the matter.

As Alibaba continues to grow in value, it doesn’t hurt Yahoo to take its time and hold out for a better price. Any support from Mr. Loeb in that regard should benefit shareholders.

—Rolfe Winkler

Source: The Wall Street Journal

http://webreprints.djreprints.com/2873431131374.html

HEARD ON THE STREET | February 16, 2012

Is Yahoo Ready for a Loebotomy?

By ROLFE WINKLER

Dan Loeb of Third Point is the latest hedge-fund manager to try his hand at forcing change at the struggling Internet giant. With a roughly 6% stake, he has launched a proxy fight to install himself and three other directors on Yahoo’s board. Can he succeed where Carl Icahn failed?

Investors will remember that, after launching a 2008 proxy fight to replace all of the search giant’s directors, Mr. Icahn negotiated to add himself to the board, along with former Viacom Chief Executive Frank Biondi and former Nextel Partners chief John Chapple. Mr. Icahn had hoped to force Yahoo back into the arms of Microsoft, which had been spurned in its attempts to buy Yahoo. But Mr. Icahn discovered that the software giant had lost interest. All of them departed the board long ago.

Mr. Loeb, by contrast, appears more interested in helping to turn around Yahoo’s core business—something that is increasingly important since attempts to sell the company’s valuable Chinese and Japanese assets have stalled.

One of his director picks, Harry Wilson, would be a solid addition. Mr. Wilson’s experience restructuring General Motors while at the Treasury Department would come in handy at a company that badly needs to cut bloat. Yahoo’s work force is more than four times larger than Facebook’s despite having not much more revenue.

But to re-establish itself as a premier Internet brand, Yahoo needs to innovate and return to healthy growth. Such turnarounds have proved tough for large Internet companies in the past.

Can Mr. Loeb’s other two board nominees provide that spark? Former head of NBC Universal Jeff Zucker and longtime consultant and MTV executive Michael Wolf both have media experience though it isn’t clear how they can deploy it to help the company. They have drawn up a game plan for how Yahoo should be run, according to a person close to their thinking, but new CEO Scott Thompson may have other ideas.

Indeed Mr. Loeb and Mr. Thompson already may be on a collision course. While Mr. Loeb is careful not to directly criticize Yahoo’s new CEO in the SEC filing disclosing his director nominees, he doesn’t shy away from criticizing the strategic direction Mr. Thompson appears to be planning for the company. Early reports are that Mr. Thompson is focused on nonadvertising parts of Yahoo’s business.

It was a questionable decision by Yahoo’s existing board to hire a new CEO even as five directors were preparing to step down. That looks reason enough to keep Mr. Thompson on a short leash. If he takes the company in a direction Mr. Loeb disagrees with, the latter still has time to launch a slate of nominees to replace the entire board. The deadline is more than a month away.

Yahoo investors shouldn’t expect a quick fix whoever the directors are. But, given how long Yahoo has been struggling to gain traction on its own, having a champion of shareholder value on the board can’t hurt.

Source: The Wall Street Journal

http://webreprints.djreprints.com/2873430933904.html

TECHNOLOGY | January 18, 2012

Founder Severs Ties to Yahoo

By AMIR EFRATI, JOANN S. LUBLIN and JOHN LETZING

Jerry Yang rode Yahoo Inc.’s swift rise and subsequent decline over 17 years. Now the co-founder of the onetime dominant Internet company has decided to stop hanging on.

Mr. Yang, 43 years old, said Tuesday he was resigning from Yahoo’s board, severing ties to the company he co-founded with David Filo in 1995 while both were Stanford University graduate students. Mr. Yang also said he would leave the boards of Yahoo Japan Corp. and Alibaba Group Holding Ltd., in which Yahoo owns significant stakes.

Mr. Yang has been under pressure for weeks, grappling with criticism over his multiple roles at the Sunnyvale, Calif., company—including co-founder, director, former chief executive and large shareholder. Some investors questioned whether Mr. Yang had conflicts of interest as Yahoo in recent months explored its strategic options, including whether to sell all or part of the company.

Activist investor Dan Loeb’s Third Point LLC in recent months has threatened a proxy fight against Yahoo and called for the resignation of Mr. Yang and several other directors. In a reflection of investor sentiment toward Mr. Yang, Yahoo’s stock gained 3% to $15.90 in after-hours trading after the co-founder announced his departure from the company’s board.

Mr. Yang himself made the decision to exit Yahoo’s board, said two people familiar with the situation. Mr. Yang didn’t immediately inform all of his fellow directors that he would step down, these people added.

In making his decision, Mr. Yang also didn’t discuss potential external pressures facing the board, said one of the people. “Mr. Yang just decided that now was the time,” this person said. “Anything else is speculation.”

But another person familiar with the situation said Mr. Yang may have wanted to avoid being a target if a proxy fight were to occur. “He’s rich. He doesn’t need all this [fuss],” this person said. “He has a great reputation and he doesn’t need it sullied.”

Mr. Yang’s departure comes several weeks before shareholders can nominate rival directors to Yahoo’s board, beginning Feb. 24, though the company could postpone the schedule. All nine Yahoo directors are up for re-election this year. Yahoo hasn’t yet announced the date for this year’s annual shareholder meeting.

Earlier this month, The Wall Street Journal reported the company was searching for several new board candidates to replace possible outgoing directors, including Chairman Roy Bostock, according to people familiar with the matter.

In a statement, Mr. Yang said “the time has come for me to pursue other interests outside of Yahoo.” He didn’t respond to requests for further comment.

A spokeswoman for Yahoo said she had no information about whether Mr. Yang would be replaced and who would take his posts on the boards of Alibaba and Yahoo Japan.

Mr. Yang’s exit is the latest chapter for Yahoo and underlines the widening gap between old Internet companies and newer ones. Yahoo was part of an earlier crop of Web companies from the 1990s that helped spark the dot-com boom and came of age as users world-wide began going online.

But after riding that wave, new companies such as Google Inc. and Facebook Inc.—often with younger leaders like 27-year-old Mark Zuckerberg at Facebook—came to prominence with Web technologies such as search and social networking, leaving older firms like Yahoo struggling to catch up.

The resignation of Mr. Yang—who as of November still owned a 3.8% stake in Yahoo, compared with a 5.9% stake held by co-founder Mr. Filo—is a far cry from the glory days of Yahoo. The company began as a hobby for Messrs. Filo and Yang, who created “David’s and Jerry’s Guide to the World Wide Web,” a list of their favorite websites.

In 1995, the duo dropped out of Stanford, took a $2 million investment and incorporated Yahoo. The founders chose the name Yahoo largely for its dictionary definition: “rude, unsophisticated, uncouth,” according to an official company history.

When consumers started surfing the Web in the mid-1990s, Yahoo became their trusted guide, a kind of Yellow Pages for the new age. Yahoo went public in 1996 in an IPO that instantly made Messrs. Filo and Yang multi-millionaires. The company adopted an anti-corporate image, with executives who wore jeans and put their feet on their desks.

Mr. Yang, the more visible of the two co-founders, quickly became a poster child of the dot-com boom. At its peak in 1999, Yahoo was worth more than $120 billion—bigger than companies such as Cisco Systems Inc. and Hewlett-Packard Co. today.

But even then, the seeds of Yahoo’s decline were being planted. The company failed to realize a crop of “algorithmic” Web-search engines such as Google were a potential threat to its business. More recently, Yahoo grappled with the rise of Facebook while failing to establish a big footprint in mobile devices and new methods of selling online ads.

“The near-term Wall Street reaction is that he [Mr. Yang] wasn’t doing a good job, but the longer-term perspective is that he will go down as one of the top 10 Internet entrepreneurs,” said Mark Mahaney, an analyst at Citigroup Inc. who has been covering the Internet industry since 1998.

During the dot-com bust last decade, Mr. Yang used his star power to help Yahoo draw in badly needed advertisers by meeting with them personally. “For big clients, Jerry was the man,” said Greg Coleman, a former top Yahoo executive. “He was the iconic rock star…and he knew how to work that magic.”

In the mid-2000s, Mr. Yang fostered a friendship with Jack Ma, CEO of Alibaba Group. In 2005, Yahoo opted to hand its Chinese operations over to Alibaba, while buying a 40% stake in the Chinese firm for $1 billion. That stake was recently estimated at $14 billion, making it one of Yahoo’s most valuable assets.

On Tuesday, Mr. Ma said his relationship with Mr. Yang “has withstood some ups and downs over the past few years, and I have great respect for what he has built and I wish him well.”

Mr. Yang was Yahoo CEO between mid-2007 and early 2009, during which time he grappled with an offer from Microsoft Corp. in 2008 to buy Yahoo for more than $45 billion. Mr. Yang and fellow directors turned down the offer, igniting a barrage of criticism.

In an on-stage interview at a conference in San Francisco that year, Mr. Yang deflected suggestions he had let his feelings for Yahoo cloud his decision making. “I know I will be labeled with that forever,” he said.

After Ms. Bartz became Yahoo CEO in 2009, Mr. Yang receded from the spotlight. Following her firing last September, Yahoo began entertaining potential investments by private-equity firms to take a controlling or minority stake in the company.

Some Yahoo investors expressed concerns because one of the proposals discussed by Yahoo’s bankers involved Mr. Yang aligning himself with a private-equity firm or other buyers and becoming part of a new Yahoo ownership group, people familiar with the matter have said. The activist hedge fund Third Point said Mr. Yang must “declare whether he is a buyer or a seller—he cannot be both.”

Yahoo denied there was any conflict and people close to Yahoo said Mr. Yang was acting with the board’s blessing and that he had retained his own lawyer to advise him on potential conflicts. Another person close to Yahoo said company directors hadn’t expressed any concern about Mr. Yang’s motivations.

Within Yahoo, Mr. Yang stepped up his presence after the firing of Ms. Bartz, people familiar with the matter have said. He has attended high-level company meetings and been involved in engineering and corporate development strategy, including Yahoo’s $270 million acquisition of ad-technology firm Interclick Inc., announced in November, these people said.

—Gina Chon and Anupreeta Das contributed to this article.

Source: The Wall Street Journal

http://webreprints.djreprints.com/2873430845326.html

TECHNOLOGY | January 7, 2012

Yahoo Explores For New Directors

By GINA CHON, JOANN S. LUBLIN and ANUPREETA DAS

Yahoo Inc. is searching for several new board candidates to replace possible outgoing directors, including Chairman Roy Bostock, people familiar with the matter said.

The company has hired executive search firm Heidrick & Struggles International Inc. to assist in the effort aimed at possibly replacing Mr. Bostock and other directors who may step down, the people said.

Mr. Bostock, who is also vice chairman of the board at Delta Air Lines Inc., has been on the Yahoo board since 2003. He couldn’t be reached for comment.

Director Patti Hart is leading the search, the people said. She also led the CEO search that concluded with the appointment this week of Scott Thompson as Yahoo’s new CEO. She heads the board’s nominating and corporate-governance committee.

Directors, including Mr. Bostock and Yahoo co-founder Jerry Yang, have been criticized by some shareholders who have complained about Yahoo’s handling of a strategic review and other issues, including its decision to rebuff a 2008 takeover. Yahoo has said its strategic review is “designed to enhance shareholder value and promote growth and innovation at Yahoo.”

On Friday, a representative for Yahoo declined to comment. A representative for Heidrick didn’t respond to a request for comment.

Activist investor Dan Loeb’s Third Point LLC in recent months has threatened a proxy fight against Yahoo and called for the resignation of several current directors. In a November letter to the board, he said he wanted two board seats. In a September letter when Mr. Loeb initially disclosed Third Point’s 5.1% stake in Yahoo, he called for the resignations of Mr. Bostock as well as directors Arthur Kern, Vyomesh Joshi and Sue James. He later echoed the same regarding Mr. Yang.

It’s not clear if Yahoo’s search for directors relates to Mr. Loeb’s protestations.

Yahoo’s current search for new board members has been mulled for a while and began in earnest after the hunt for a new chief executive ended, one of the people said. Another person said a number of senior executives in various fields have been approached.

Yahoo’s board has been having frequent meetings since Carol Bartz was ousted as CEO in September and the company started exploring its options, including a sale of its Asian assets and a minority stake sale to private-equity firms.

Some of Yahoo’s directors “are a little weary from having board calls every few days” during the past few months, one of the people said.

The period for shareholders to nominate rival directors to Yahoo’s board begins Feb. 24 and lasts roughly a month, although Yahoo could postpone the schedule. All nine Yahoo directors are up for re-election this year. Yahoo has not yet announced the date for this year’s annual shareholder meeting.

Source: The Wall Street Journal

http://webreprints.djreprints.com/2873430717887.html

TECHNOLOGY | December 18, 2011, 11:46 a.m. ET

Private-Equity Firms Rework Yahoo Proposal

By GINA CHON and ANUPREETA DAS

Private-equity buyers are reworking their offers to take a smaller minority stake in Yahoo Inc. than initially proposed as the Internet company continues to review options for its future, according to people familiar with the matter.

Earlier this month, Yahoo requested more information and better terms from private-equity buyers who had sought to acquire just less than a 20% stake in Yahoo, which wouldn’t require a shareholder vote, the people said.

One offer is led by Silver Lake Partners and a rival proposal was submitted by TPG Capital, the people added. A separate offer for Yahoo’s stakes in two Asian companies is also on the table, people familiar with the matter said.

Yahoo wasn’t satisfied with the low premium offered by the private-equity firms or the discount requested to acquire the Asian stakes, the people said. Silver Lake, which is working with Microsoft Corp. and venture-capital firm Andreessen Horowitz, had initially offered around $16.60 a share for about one-fifth of Yahoo, the people added. TPG, which is working with venture-capital firm Greylock Partners, has offered about a dollar more, the people said. On Friday, Yahoo shares closed at $14.96.

A possible compromise proposal is for the private-equity firms to take a 10% to 15% stake but at a higher per-share price than initially offered, the people said. That would give Yahoo a better premium, while allowing the private-equity firms to own less equity. Still, the private-equity firms are seeking substantial operational control, such as the appointment of a new chief executive they support, the people added.

Yahoo ousted Chief Executive Carol Bartz in September and currently is seeking a new permanent chief executive.

Yahoo is still considering a complex joint offer from China’s Alibaba Group Holding Ltd. and Japan’s Softbank Corp., which are proposing to buy the stakes now owned by Yahoo in Alibaba and Yahoo Japan, the people said.

Alibaba wants to buy back its stake for less than the $13 billion valuation assigned to it earlier this year, they said, arguing that tax savings could justify the discount, the people added.

Other private-equity firms, including Bain Capital and the Blackstone Group, are considering teaming up with Alibaba and Softbank to possibly acquire all of Yahoo in a tax-efficient transaction, people familiar with the matter said. As part of that structure, Bain and Blackstone could contribute assets they own, which might include their jointly owned Weather Channel as an asset in a complicated transaction that would obtain tax savings, the people added.

Bain, Blackstone and NBCUniversal, now controlled by Comcast Corp., bought the Weather Channel for $3.5 billion in 2008.

Alibaba hasn’t yet agreed to work with Bain and Blackstone, and the group hasn’t submitted a proposal for Yahoo, the people said. Such a bid would require about $10 billion in financing, the people said, a difficult prospect in the current economic environment.

Yahoo, which is now likely to make a decision after the new year, is facing increasing shareholder pressure. Activist investor Dan Loeb wrote another letter to Yahoo’s board last week expressing his dissatisfaction with the sale process. He has threatened to try to boot directors.

In response, a Yahoo spokesman said the board’s process is open to all alternatives and hasn’t restricted options in any way.

Source: The Wall Street Journal

http://www.businesswire.com/news/home/20111213006600/en/Point-LLC-Letter-Yahoo!-Board-Directors

December 13, 2011 03:20 PM Eastern Daylight Time

Third Point LLC Letter to Yahoo! Inc. Board of Directors

NEW YORK—(BUSINESS WIRE)—Third Point Demands Release of Yahoo! Inc.’s Process Letters to Interested Buyers and Continues to Oppose Reported Negotiations for “Sweetheart” Deal with Private Equity Firms

About Third Point LLC: Third Point LLC is an SEC-registered investment adviser headquartered in New York, managing $8.0 billion in assets. Founded in 1995, Third Point follows an event-driven approach to investing globally.

December 13, 2011

Board of Directors

Yahoo! Inc.

701 First Avenue

Sunnyvale, CA 94089

Attention: Mr. Roy Bostock, Chairman

Dear Directors:

Third Point LLC, as the beneficial owner of 5.2% of Yahoo! Inc.’s (“Yahoo”) outstanding shares, remains extremely troubled by news reports regarding the dysfunction and inequity being exhibited in the process of maximizing stockholder value that the Board is allegedly “managing”. We are disturbed but not surprised by this mismanagement given the history of strategic bungling by Yahoo Board Chairman Roy Bostock and Founder Jerry Yang, which has been chronicled in our previous letters and in numerous critical media and analyst reports. As significant shareholders with our own fiduciary duties to investors to uphold, we cannot stand by silently if such reports are accurate and Yahoo, a company in no need of cash, plans to engage in a sweetheart PIPE deal which will serve only to entrench Mr. Yang and the current board while massively disenfranchising public shareholders and permanently robbing us of the opportunity to obtain a control premium.

We are not alone in our concerns. Shareholders, analysts, and the media are questioning the integrity of the process currently underway. As stewards of our assets you are charged with a duty to place stockholder interests above personal gain or other motives. In order to allay the concerns and uncertainty permeating the marketplace and provide much needed transparency on the supposed “process” that Yahoo is undertaking, we ask that you immediately make public the letter(s) in which Yahoo invited third parties to make proposals for the Company (the “Process Letters”). We assume that Yahoo’s Process Letters did not place any artificial restrictions on the proposals that the Yahoo board was willing to consider in its search for strategic alternatives, such as discouraging, or even prohibiting, bids to purchase Yahoo in its entirety.

Of course, we appreciate the need for confidential negotiations, and therefore stockholders need not know at this stage who received the Process Letters. Rather, stockholders should simply be allowed to see if the Process Letters, which may be published in redacted form, are consistent with the Board’s paramount duty to maximize stockholder value. Additionally, Third Point does not seek and does not expect to receive material non-public information and thus requests that you file such letters publicly with the Securities and Exchange Commission via Form 8-K with all deliberate speed.

In light of the serious, timely concerns expressed by nearly all Yahoo stakeholders and interested parties, undertaking this action is the only fair and reasonable thing to do.

Very truly yours,

Daniel S. Loeb

Chief Executive Officer

Third Point LLC

390 Park Avenue

New York, New York 10022

Contacts

Media:

Third Point LLC

Elissa Doyle, Managing Director

212-318-3870

edoyle@thirdpoint.com

http://webreprints.djreprints.com/2873430451510.html

TECHNOLOGY | December 7, 2011

Yahoo Seeks Better Stake Bids

By ANUPREETA DAS, AMIR EFRATI and JOANN S. LUBLIN

Yahoo Inc. has requested more information and better terms from potential buyers of a minority stake in the company as the board weighs a variety of proposals, according to people familiar with the matter.

Discussions with private-equity-led bidders have progressed since offers for about 20% of Yahoo were submitted last week, the people said. Yahoo is evaluating a bid led by Silver Lake Partners and a rival proposal from TPG Capital. A separate offer for Yahoo’s stakes in two Asian companies is also on the table, people familiar with the matter said.

In addition, Yahoo is assessing a possible two-step process in which it would strike a deal for a minority investment and then sell its Asian assets, some people said. However, the potential buyers of the Asian assets, China’s Alibaba Group Holding Ltd. and Japan’s Softbank Corp., would prefer to buy the Asian asset stakes while the current Yahoo board is in charge, these people said.

The various offers come amid a strategic review Yahoo launched in September after the board ousted Chief Executive Carol Bartz and started a search for a new, permanent CEO.

Yahoo’s directors currently see the private-equity offers as less than ideal, partly because they put a lower premium on Yahoo’s shares than the board would like, the people said. Silver Lake, which is working with Microsoft Corp. and venture-capital firm Andreessen Horowitz, has offered around $16.60 a share for around one-fifth of Yahoo. TPG, which is working with venture-capital firm Greylock Partners, has offered about a dollar more.

The private-equity firms view their bids as reflecting a premium that emerged on the news of the strategic review, according to people familiar with their thinking. The company’s stock was trading at about $13 a share in early September. On Tuesday, it closed at $15.84 a share.

Another sticking point is the amount of control private-equity buyers are seeking in exchange for their minority investment. Silver Lake, for instance, is bargaining hard to have influence over the choice of Yahoo’s next CEO as part of any deal, the people familiar with the matter said.

The Silver Lake group is amenable to discussions about a higher price as long as Yahoo agrees to appoint a CEO who has its backing, one person said. For its part, Yahoo wants to retain control over who is appointed to lead the company, the people said. If the board and Silver Lake want the same person, the people noted, the issue could prove moot.

Meanwhile, Yahoo has asked TPG to provide more details on how its proposed partnership with Greylock Partners, a venture-capital firm that has invested in Facebook Inc. and Pandora Media Inc., would work and how the partnership could help Yahoo, some people said.

It’s unclear whether a buyer for the whole company will emerge. Such a bid has not emerged so far, people said. It would require about $10 billion in financing, the people said, a difficult prospect in the current economic environment.

For Yahoo, doing nothing has its own risks. Activist investor Dan Loeb has threatened to try to boot directors. Other shareholders have told Yahoo’s financial advisers they would rather the company do nothing than agree to a deal that doesn’t offer enough value, other people familiar with the matter said.

A one-time Internet pioneer, Yahoo has struggled in recent years to increase revenue amid intensifying competition. Although Yahoo sites get an average of 700 million monthly visitors, it has been difficult for the company to come up with new ways to monetize that user base.

Yahoo’s board will also study a joint offer from Alibaba and Softbank, which are proposing to buy the stakes now owned by Yahoo in Alibaba and which also has Softbank as a substantial stakeholder.

The proposal to buy Yahoo’s Asian assets hasn’t bowled over board members either, partly because of the discounts Alibaba and Softbank have requested, the people familiar with that matter said. Alibaba wants to buy back its stake for less than the $13 billion valuation assigned to it earlier this year, they said, arguing that tax savings could justify the discount.

—Gina Chon contributed to this article.

Source: The Wall Street Journal

http://www.businesswire.com/news/home/20111104006045/en/Point-LLC-Letter-Yahoo!-Board-Directors

November 04, 2011 02:45 PM Eastern Daylight Time

Third Point LLC Letter to Yahoo! Inc. Board of Directors

NEW YORK—(BUSINESS WIRE)—Third Point Requests Two Yahoo Board Seats, Demands Yang’s Resignation from Board, and Opposes Reported Negotiations for “Sweetheart” Deal with Private Equity Firms

About Third Point LLC: Third Point is an investment firm headquartered in New York, managing $8.0 billion in assets, including a London Stock Exchange listed closed-end fund. Founded in 1995, Third Point follows an event-driven approach to investing globally.

Board of Directors

Yahoo! Inc.

701 First Avenue

Sunnyvale, CA 94089

Dear Members of the Board of Directors:

As you are aware, Third Point LLC (“Third Point”) manages investment funds that are, collectively, the second largest shareholder of Yahoo! Inc. (“Yahoo” or the “Company”).

We are deeply concerned by news reports that you are considering a leveraged recapitalization that will allow private equity firms to gain substantial equity positions that will, when combined with Jerry Yang’s and David Filo’s ownership, effectively establish a controlling position in Yahoo. More troubling are reports that Mr. Yang is engaging in one-off discussions with private equity firms, presumably because it is in his best personal interests to do so. The Board and the Strategic Committee should not have permitted Mr. Yang to engage in these discussions, particularly given his ineptitude in dealing with the Microsoft negotiations to purchase the Company in 2008; it is now clear that he is simply not aligned with shareholders. At a bare minimum, Mr. Yang must declare whether he is a buyer or a seller—he cannot be both. If we are correct and he is effectively a buyer, corporate ethics require him to recuse himself from any further discussions on behalf of the Company. He should also be requested by the Company to promptly leave the Board and join Mr. Filo in solely an operating capacity.

In our view, a leveraged recapitalization makes no sense and its only purpose would be to put substantial equity stakes into friendly hands to entrench management and transfer effective control without payment of a premium or even, it appears, a shareholder vote. Nothing can excuse such an action, and shareholders will not be bought off with a dividend of our own money while value is destroyed.

Moreover, such a transaction would undermine the basic tenets of free markets, including democratic voting, accountability and fairness. We do not blame our friends at the private equity firms rumored to be involved for trying to get the best deal possible for their investors; we have great respect for these firms and their leaders—Jim Coulter of Texas Pacific Group, Jonathan Nelson of Providence Equity Partners, Glenn Hutchins of Silver Lake, Henry Kravis of KKR and Stephen Schwarzman of Blackstone. However, we at Third Point are also in the value-maximizing business. We will not tolerate any transaction which appropriates for insiders opportunities that duly belong to current Yahoo shareholders. However, we would welcome the prospect of any of these firms’ presence on a reconstituted Yahoo Board of Directors and work on a long-term strategy for the Company should it be necessary for us to pursue a proxy contest next year.

If you, as board members, undertake the current course of action, Third Point will hold you personally responsible for such a flagrant violation of your duty of loyalty. Any transaction with a third party who assists members of management and the board in protecting their jobs, and/or involves the effective sale or transfer of control without payment of a control premium, will likewise be subject to scrutiny.

Given the Board’s inability—or perhaps unwillingness- to properly solicit true strategic alternative bids, let alone to negotiate them, Third Point demands that we be awarded two board seats—those created by the vacancies of Chairman Bostock and Mr. Yang, or two newly-created ones. We are prepared to assume these positions immediately.

Sincerely,

Daniel S. Loeb

Chief Executive Officer

Third Point LLC

390 Park Avenue

New York, New York 10022

Contacts

Third Point LLC

Elissa Doyle, Managing Director

212-224-7400

edoyle@thirdpoint.com